Exhibit 2.1

Execution Version

INTEREST PURCHASE AGREEMENT

by and among

ERP OPERATING LIMITED PARTNERSHIP

and

THE SELLERS THAT ARE PARTIES HERETO

May 24, 2012

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ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER	25
6.1 Organization	25
6.2 Authorization; Validity of Agreement	25
6.3 Consents and Approvals; No Violations	26
6.4 Purchase for Investment	26
6.5 Financing	27
6.6 Brokerage Fees	27
6.7 Non-Reliance	27
6.8 Solvency	27

ARTICLE 7 CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE	27
7.1 Competition Matters	28
7.2 No Injunction or Illegality	28
7.3 No ROFO Closing	28

ARTICLE 8 CONDITIONS TO BUYER’S OBLIGATION TO CLOSE	28
8.1 Accuracy of Representations and Warranties	28
8.2 Performance of Covenants	29
8.3 Financial Statement Access	29
8.4 Certain Matters	29
8.5 Other Deliveries	29

ARTICLE 9 CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE	30
9.1 Buyer’s Representations and Warranties	30
9.2 Performance of Covenants	30
9.3 Other Deliveries	30

ARTICLE 10 CERTAIN PRE-CLOSING COVENANTS OF SELLERS	31
10.1 Notice Regarding Certain Actions	31
10.2 Access	31
10.3 [Reserved]	32
10.4 Acquisition Proposals	32
10.5 Termination of Confidentiality Agreement	33

ARTICLE 11 ADDITIONAL COVENANTS	33
11.1 Further Assurances	33
11.2 Communications with Governmental Authorities	33
11.3 Regulatory Authorizations	34
11.4 No Control of Operations	35
11.5 Public Announcements	35
11.6 SEC Compliance	35
11.7 Extension of Bank Loan Agreement	36
11.8 Tax Matters	37
11.9 Expenses	37

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ARTICLE 12 SURVIVAL; INDEMNIFICATION	38
12.1 Survival	38
12.2 Indemnification	38
12.3 Limitations on Indemnification	39
12.4 Backstop Letters of Credit	40
12.5 Indemnification Procedures	41
12.6 Existing Claims	43
12.7 Litigation Cooperation	43
12.8 Tax Benefits	44
12.9 Third Party Recovery	44

ARTICLE 13 TERMINATION	44
13.1 Termination of Agreement	44
13.2 Effect of Termination; Remedies	46
13.3 Termination Remedies. In the event that:	46
13.4 Specific Performance	47

ARTICLE 14 MISCELLANEOUS PROVISIONS	48
14.1 Notices	48
14.2 Entire Agreement	50
14.3 Amendments and Waivers	50
14.4 Governing Law	51
14.5 Jurisdiction and Venue	51
14.6 WAIVER OF TRIAL BY JURY	51
14.7 Binding Effect	52
14.8 Interpretation	52
14.9 Severability	53
14.10 Counterparts	53
14.11 Third Parties	53
14.12 Assignment	53
14.13 Schedules and Exhibits	54
14.14 Time Periods	54

SCHEDULES

Schedule I	Purchased Interests
Schedule 1.1(a)(i)	Barclays Knowledge Parties
Schedule 1.1(a)(ii)	Archstone Knowledge Parties
Schedule 1.1(b)	Bank of America Knowledge Parties
Schedule 4.4.1	Ownership of Purchased Interests
Schedule 4.5	Litigation
Schedule 5.2	Archstone Consents and Approvals; No Violations

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Schedule 5.3.1(a)	Capitalization of the Primary Archstone Entities
Schedule 5.3.2(a)	Capitalization of the Archstone Subsidiaries
Schedule 5.3.2(b)	Options
Schedule 5.5.1	Financial Statements
Schedule 5.7	Liquidation, Dissolution, Conversion and Merger
Schedule 5.7.4	Major Matters and Special Major Matters
Schedule 5.8.1	Taxes
Schedule 5.8.2	Tax Protection Agreements
Schedule 5.8.3	Partnerships Without Section 754 Elections
Schedule 5.10.2	Legal Proceedings
Schedule 5.11	Executive Compensation
Schedule 8.3	Financial Statement Access
Schedule 10.1	Certain Approved Interim Operation Matters
Schedule 12.2.2	Certain Indemnification Matters

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INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (this “Agreement”) is made effective as of May 24, 2012, by and among ERP Operating Limited Partnership, an Illinois limited partnership (“Buyer”), and each of BIH ASN LLC (“BIH”), Archstone Equity Holdings Inc. (“AEH” and, collectively with BIH, “Barclays”), Bank of America, N.A. (“BANA”) and Banc of America Strategic Ventures, Inc. (“BofA Strategic”, and, collectively with BANA, “Bank of America”). Barclays and Bank of America are sometimes referred to herein as “Sellers” and, each, a “Seller.” Buyer and Sellers are sometimes referred to herein as the “Parties” and each, a “Party.”

WHEREAS, Buyer, directly or indirectly through one or more of its Affiliates, desires to acquire an ownership and voting interest in the Archstone Entities (as defined below);

WHEREAS, each of Sellers is the record and beneficial owner of the interests in the Archstone Entities set forth opposite each such Seller’s name on Schedule I attached hereto (collectively, the “Purchased Interests”), which interests constitute all of the interests held by each such Seller in the Archstone Entities;

WHEREAS, on December 2, 2011, each of Sellers and Buyer entered into that certain Other Interest Agreement (as amended on February 17, 2012 and April 18, 2012, the “Other Interest Agreement”) pursuant to which Buyer was granted an option (the “Option”) to enter into an agreement to acquire, under certain circumstances, the Purchased Interests, free and clear of any Liens (other than restrictions on transfer by Buyer (or its Buyer Designee) imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities), on substantially the same terms as set forth in the Interest Purchase Agreement, dated as of December 2, 2011, by and among each of Sellers and Buyer, with certain changes as described in the Other Interest Agreement;

WHEREAS, on the date hereof, Buyer, Sellers, and certain other Persons have entered into the Omnibus Agreement (as defined below);

WHEREAS, on the date hereof, Buyer has exercised the Option in accordance with the terms of the Omnibus Agreement;

WHEREAS, each of Sellers desires to sell to Buyer (or an Affiliate of Buyer designated by Buyer in writing as the Person to take ownership of the applicable Purchased Interests (each such Person, a “Buyer Designee”)), and Buyer desires to purchase from Sellers, all of each Seller’s right and title to and interest in and to the Purchased Interests, free and clear of all Liens (other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities), and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Barclays has entered into an assignment and assumption agreement with Barclays Bank PLC, a copy of which Barclays has delivered to Buyer (the “Assignment of Interests”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.1 or elsewhere in this Agreement. Accounting terms not otherwise defined in this Agreement shall be interpreted in accordance with GAAP.

“Affiliate” of any particular Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided that none of the Archstone Entities (nor any of their respective employees or members of any management team) shall be deemed an Affiliate of any Seller.

“Antitrust Division” means the Antitrust Division of the Department of Justice of the United States.

“Antitrust Laws” means any of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.

“Archstone” means Archstone, a Maryland real estate investment trust.

“Archstone Entities” means, collectively, (a) each of the Primary Archstone Entities, and (b) each Subsidiary of any Primary Archstone Entity, excluding Archstone Multifamily Parallel JV LP.

“Archstone Fund Entities” means each of Archstone Multifamily JV LP, Archstone Multifamily Parallel Fund I JV LP and Archstone Multifamily Parallel Fund II JV LP.

“Authorization” means any approval, authorization, certificate, concession, consent, exemption, franchise, grant of authority, license, real estate broker license, Order, permission, permit, qualification, ratification, registration, waiver or variance, of or from any Governmental Authority or required by or available under any Law.

“Backstop Assignment of Interests” means the assignment of interests agreement in the form attached hereto as Exhibit C.

“Backstop Guarantee” means a guarantee of all indemnification and other payment obligations under this Agreement and the other Transaction Documents by an Affiliate of a Seller with a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services, in the form attached hereto as Exhibit B.

“Backstop Letter of Credit” means an unconditional irrevocable letter of credit from a Seller in a form reasonably acceptable to Buyer, with a face amount equal to (a) the aggregate purchase price payable to the applicable Seller under Section 2.2, multiplied by (b) 0.175, in each case, from a United States bank with offices in New York, New York or Chicago, Illinois that has at all times while such Backstop Letter of Credit is outstanding a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services. Each Backstop Letter of Credit shall have an initial expiration date of not less than one year and shall be automatically renewed for successive 12-month periods until such time as all indemnification obligations of the applicable Seller under Article 12 shall have expired. In addition, Buyer or Buyer Designee shall, at its option, have the right to draw on any Backstop Letter of Credit if the issuing bank has indicated that it will not renew such Backstop Letter of Credit upon its next occurring scheduled expiration date and the applicable Seller fails to replace such expiring Backstop Letter of Credit within 10 Business Days prior to such expiration date. If a Backstop Letter of Credit shall be drawn on pursuant to the immediately preceding sentence, subject to any then-applicable right of Buyer or Buyer Designee to apply the drawn funds, the drawn funds shall be held in escrow with an escrow agent reasonably acceptable to Buyer and the applicable Seller as security for the satisfaction of the applicable Seller’s indemnification obligations under Article 12 until the earlier of (i) such time as the applicable Seller’s indemnification obligations under Article 12 have expired, or (ii) such time as the applicable Seller delivers a replacement Backstop Letter of Credit to Buyer or Buyer Designee.

“BANA Cash Distribution Amount” means an amount equal to BANA’s Sale Percentage of the amount received by BANA prior to the Closing with respect to any declaration, setting aside or payment of any cash dividend or the making of any cash distribution in any such case, after the date hereof, with respect to the Equity Interests of any Primary Archstone Entity.

“BANA Purchased Interests” means the Purchased Interests owned or held by BANA, as set forth on Schedule I attached hereto.

“Bank Loan Agreement” shall have the meaning given such term in the Voting Agreement.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:

(a)	a court of competent jurisdiction enters a decree or order for relief in an involuntary case under applicable bankruptcy, insolvency, or other similar

Law now or hereinafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of such Person’s property, or ordering the winding up or liquidation of its affairs;

(b)	such Person commences a voluntary case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or consents to the entry of an order for relief in an involuntary case under any such Law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property, or makes any general assignment for the benefit of creditors, or fails generally to, or admits in writing its inability, to pay debts as they become due; or

(c)	an insolvency case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, is commenced against such Person or for the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property and a stay is not instituted against such case or such case has not been dismissed within sixty (60) days.

“Barclays Cash Distribution Amount” means an amount equal to Barclays’ Sale Percentage of the amount received by Barclays prior to Closing with respect to any declaration, setting aside or payment of any cash dividend or the making of any cash distribution in any such case, after the date hereof, with respect to the Equity Interests of any Primary Archstone Entity.

“Barclays Purchased Interests” means the Purchased Interests owned or held by Barclays, as set forth on Schedule I attached hereto.

“BofA Strategic Cash Distribution Amount” means an amount equal to BofA Strategic’s Sale Percentage of the amount received by BofA Strategic prior to Closing with respect to any declaration, setting aside or payment of any cash dividend or the making of any cash distribution in any such case, after the date hereof, with respect to the Equity Interests of any Primary Archstone Entity.

“BofA Strategic Purchased Interests” means the Purchased Interests owned or held by BofA Strategic, as set forth on Schedule I attached hereto.

“Bridge Equity Provider” shall have the meaning given such term in the Bridge Equity Providers Agreement.

“Bridge Equity Providers Agreement” means the Second Amended and Restated Bridge Equity Providers Agreement, dated as of December 1, 2010, by and among Archstone LB Syndication Partner LLC, Lehman Brothers Holdings, Inc., REPE Archstone GP Holdings, LLC, Luxembourg Trading Finance S.a.r.l., Luxembourg Residential Properties Loan Finance S.a.r.l., Luxembourg Residential Properties Loan Finance 2 S.a.r.l., Lehman Commercial Paper, Inc.,

ACQ SPV I Paper LLC, ACQ SPV I Holdings LLC, BofA Strategic, BANA, BIH, Barclays Capital Real Estate Inc. and AEH, as amended by the Agreement among such Persons, dated March 27, 2012.

“Business” means the business of the Archstone Entities as of the date of this Agreement.

“Business Day” means each day, other than a Saturday, Sunday or other day on which banks in New York, New York are required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1, 6.2, 6.6 and 6.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving the contemplated result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided that a Party’s commercially reasonable efforts shall not be deemed to include causing any action to be taken that is beyond such Party’s authority under the Organizational Documents of any applicable entity; and provided further that no obligation to use commercially reasonable efforts shall be deemed to require any Party hereto or its Affiliates to take any action that would violate any of the Organizational Documents of any of the Archstone Entities or the Voting Agreement, the Bridge Equity Providers Agreement or the Syndication Agreement.

“Consent” means any notice, approval, consent, license, permission or waiver of any Person, other than a Governmental Authority.

“Contemplated Transactions” means the sale of the Purchased Interests and the related covenants contemplated by this Agreement or any of the other Transaction Documents.

“Contract” means any agreement, contract, instrument, lease or sublease (including any lease and sublease of real property), license, franchise, trust, note, bond, deed, mortgage, indenture, sale or purchase order, delivery order, change order, understanding, arrangement, instrument, or commitment, obligation, promise, or undertaking of any kind (whether written or oral) that is legally binding.

“Data Room” means the electronic data room established by Sellers and/or the Archstone Entities for the purpose of making information, agreements, documents and other due diligence materials regarding the Archstone Entities available to Buyer or other Persons in connection with the potential acquisition of the Purchased Interests and/or any interests in or assets of the Archstone Entities.

“Disclosure Schedules” or “Schedules” means the schedules accompanying this Agreement prepared by Sellers pursuant to Articles 4 and 5, which schedules include the information specified in Articles 4 and 5 and exceptions to the representations and warranties of Sellers set forth in Articles 4 and 5 hereof. Any matter set forth in the Disclosure Schedules with respect to any particular section of the Agreement shall refer only to the section of the Disclosure Schedules corresponding to the applicable Agreement section number, except that any item disclosed in the Disclosure Schedules shall be deemed disclosed under any other applicable section of the Disclosure Schedules if it is reasonably apparent on its face that such disclosure is likewise applicable to such other section of the Disclosure Schedules. The inclusion of any information in the Disclosure Schedules (or any information provided subsequent thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or (b) is redeemable at the option of the holder thereof, in whole or in part.

“Effect” means any change, effect, event, occurrence, development, circumstance, condition or worsening thereof.

“Employee Benefit Plan” means each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Archstone Entities on behalf of employees located within the United States and elsewhere.

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, including any preferred stock, preferred membership interests, preferred partnership interests and/or any capital or profits interest, and (b) all rights, warrants, options, convertible securities, convertible indebtedness, exchangeable securities or other instruments or rights that are outstanding and exercisable for, convertible into or exchangeable for any Equity Interest described in the foregoing clause (a) whether at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the regulations and rules issued pursuant to that statute or any successor Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Law, and the rules and regulations issued pursuant to that statute or any successor Law.

“Executive Employment Arrangement” means all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements providing compensation or benefits to any senior management employee of Archstone, Archstone Communities LLC or the Primary Archstone Entities, other than an Employee Benefit Plan.

“Filing” means any filing or registration with, or a written notice to, a Governmental Authority.

“FTC” means the Federal Trade Commission of the United States or any successor agency.

“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, authority, tribunal, department, bureau or commission, in each case having jurisdiction over the applicable matter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that statute or any successor Law.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) and (e)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued Liabilities incurred in the Ordinary Course of Business), (e) all capitalized lease obligations of such Person, provided that the determination as to what constitutes a capitalized lease obligation shall be determined in accordance with GAAP as in effect on the date of this Agreement, (f) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Equity Interests, (g) all Indebtedness of other Persons secured by a Lien on any asset of such Person to the extent of the fair market value of the asset pledged, whether or not such Indebtedness is assumed by such Person, and (h) all Indebtedness of other Persons to the extent guaranteed by such Person.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Venture”☐ means each Person in which any of the Primary Archstone Entities or any Subsidiaries of any of the Primary Archstone Entities holds an Equity Interest and/or a voting interest (other than the Primary Archstone Entities and the Subsidiaries of any of the Primary Archstone Entities)

“Knowledge” means (a) with respect to Barclays, the actual knowledge of the individuals set forth on Schedule 1.1(a)(i), after inquiry of the individuals set forth on Schedule 1.1(a)(ii) with respect to the matters at hand, and (b) with respect to Bank of America, the actual knowledge of the individuals set forth on Schedule 1.1(b), after inquiry of the individuals set forth on Schedule 1.1(a)(ii) with respect to the matters at hand. The fact that a document or other information is set forth in the Data Room does not imply that any individual has knowledge of such document or information.

“Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, code, order, writ, stipulation, injunction, judicial decision, decree, ruling, determination, finding, permit, constitutional provision or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“LBO Transaction” means the merger of Archstone-Smith Operating Trust with River Trust Acquisition (MD), LLC and certain other transactions contemplated by the Agreement and Plan of Merger, dated as of May 28, 2007, as amended by Amendment No. 1 thereto, dated as of August 5, 2007, by and among the Archstone-Smith Trust, Archstone-Smith Operating Trust, River Holding, LP, River Acquisition (MD), LP and River Trust Acquisition (MD), LLC.

“Lehman” means Archstone LB Syndication Partner LLC, a Delaware limited liability, Lehman Brothers Holdings Inc., a Delaware, REPE Archstone GP Holdings, LLC, a Delaware limited liability company, Luxembourg Trading Finance S.à.r.l., Luxembourg Residential Properties Loan Finance S.à.r.l., Luxembourg Residential Properties Loan Finance 2 S.à.r.l., Lehman Commercial Paper Inc., a New York corporation, ACQ SPV I Paper LLC, a Delaware limited liability company, and ACQ SPV I Holdings LLC, a Delaware limited liability company, or any of them.

“Lehman IPA” means the Interest Purchase Agreement dated as of the date hereof by and among Lehman Brothers Holdings, Inc., ACQ SPV II Paper LLC, ACQ SPV II Holdings LLC and Sellers.

“Liability” means any liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any Indebtedness.

“Lien” means any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind, title defects, easements and restrictions, invalidities or irregularities, deed of trust, hypothecation, collateral assignment, preference, priority or other security arrangement, claim, conditional sale, title retention arrangement, lessor’s rights under a capital lease, restriction on transfer or voting, right of first offer, right of first refusal or any other right or arrangement having substantially the same legal or economic effect as any of the foregoing.

“Loss” or “Losses” means any and all charges, judgments, losses, liabilities, damages, costs, Taxes, penalties, expenses, fees, fines, assessments, sanctions or awards (including (a)

amounts paid in settlement, and (b) reasonable costs of investigation and defense, reasonable legal expenses and court costs), but specifically excluding (i) any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of the Indemnified Party or its Affiliates, and (ii) any consequential, exemplary, indirect, incidental, special or punitive damages, including diminution in value or lost profits (except, in each case, to the extent that such damages are payable in connection with a Third Party Claim, in which case such damages shall be considered Losses hereunder for indemnification purposes). Notwithstanding the foregoing, any diminution in value or lost profits as a result in the failure of the representations and warranties set forth in Section 4.4 or Section 5.3.1 to be accurate shall constitute a “Loss” for purposes of this Agreement.

“Major Matter” shall have the meaning given such term in the Voting Agreement.

“Material Adverse Effect” means: (a) an Effect that individually or when taken together with all other Effects that exist at the date of determination, has a material adverse effect on the business, financial condition or results of operations of the Archstone Entities, taken as a whole; provided, however, that, solely for purposes of clause (a) above, no Effects solely resulting from, relating to or arising out of the following shall be deemed to be, constitute or give rise to a Material Adverse Effect, or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) changes in general economic, financial market, credit, capital, business or political conditions in the United States or any other country or changes generally affecting companies in the industry or industries in which the Archstone Entities operate, if and only to the extent such Effects do not adversely affect the Business or the Archstone Entities to a greater degree than other companies of comparable size operating in such industry or industries in which the Archstone Entities operate, (ii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iii) changes in accounting requirements or principles required by GAAP or required by any change in applicable Laws and any restatement of the financial statements of the Archstone Entities as a result thereof or public announcement related thereto, (iv) Effects resulting from any change in regulatory conditions or change in applicable Laws affecting the industry in which the Business or the Archstone Entities operate or changes in the interpretation of such regulatory conditions or applicable Laws by Governmental Authorities, (v) Effects arising out of the commencement, continuation or escalation of a war, sabotage, hostilities or other international or national calamity or act of terrorism, if and only to the extent such Effects do not adversely affect the Business or the Archstone Entities to a greater degree than other companies of comparable size operating in such industry or industries in which the Archstone Entities operate, (vi) Effects arising out of, or related to compliance with the terms of, or the taking of any action required by, this Agreement, the taking of any action requested in writing by Buyer, the failure to take any action prohibited by this Agreement, or the failure to take any action requested in writing not to be taken by Buyer, (vii) any Effects resulting from execution of this Agreement, the identity of the Buyer, the announcement or pendency of the Contemplated Transactions, including any loss of employees or any Effects attributable or relating to expenses incurred in connection with the Contemplated Transactions, (viii) any failure to meet any internal or public revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, (ix) any flood, earthquake or other natural disaster if and only to the extent such Effects do not adversely affect the Business or Archstone Entities to a greater degree than other companies of comparable size operating in such industry or industries in which the Archstone Entities operate, or (x) any matters set forth in the Disclosure Schedules; and (b) any Effects that individually or when taken together with all other Effects that exist at the date of determination, are, or would reasonably be expected to, have a material adverse effect on the ability of any Seller or the Archstone Entities to consummate the Contemplated Transactions.

“Omnibus Agreement” means the agreement dated as of the date hereof among Buyer, Sellers and Lehman providing for, among other things, the exercise by Lehman of its right of first offer under the Bridge Equity Providers Agreement with regard to the Purchased Interests.

“Order” means any award, decree, decision, injunction, judgment, order, ruling, writ, assessment, subpoena, or verdict or arbitration award entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority, whether arising from a Proceeding or applicable Law.

“Ordinary Course of Business” means an action taken by a Person only if that action is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents” means the Articles or Certificate of Incorporation, Code of Regulations and/or Bylaws of a corporate entity, the Articles of Organization or Certificate of Formation and Operating Agreement or Limited Liability Company Agreement of a limited liability company entity, the declaration of trust or trust agreement for a trust entity and other similar organizational and governing documents for entities other than corporations, limited liability companies or trusts.

“Other Interests” means all interests, including all Equity Interests and voting interests, in the Archstone Entities held by any of Sellers following the Closing as a result of the exercise by any Person of its Tag-Along Right (as defined in the Bridge Equity Providers Agreement).

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate Proceedings or for which a reserve has been established; (b) mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business with respect to amounts not yet delinquent or which are being contested in good faith or for which a reserve has been established; (c) with respect to real property, any Liens that do not in the aggregate materially impair the use or planned use of such real property; (d) Liens in respect of customer advances in favor of a customer of the Business arising in the ordinary course of business; (e) rights and licenses granted to others in Intellectual Property entered into in the Ordinary Course of Business prior to the execution of this Agreement; (f) with respect to any of the any leased real property, any Lien in respect of any developer’s, landlord’s or other third party’s interest in the such leased real property, (g) Liens under the Bank Loan Agreement, (h) Liens made in connection with the financing of a joint venture, (i) Liens made in connection with the construction of new developments and (j) Permitted Encumbrances as defined in the Bank Loan Agreement.

“Person” means any individual, a corporation (including any non-profit corporation), a limited liability company, a general partnership, a limited partnership, a limited liability partnership, a trust, a venture, a business, a union, a society, an association, a firm, a Governmental Authority or any other entity or organization.

“Primary Archstone Entities” means each of Archstone Multifamily (Governance) LLC, Archstone Multifamily Parallel (Governance) LLC, each of the Archstone Fund Entities, Archstone Enterprise LP and Archstone Property Holdings LLC.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“Proportionate Share” means, with respect to BANA, 13.917%, with respect to BofA Strategic, 0.013%, and, with respect to Barclays, 12.570%.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, Affiliate or other representative of the Person, including legal counsel, accountants and financial advisors.

“Sale Percentage” means, with respect to a Seller, the percentage determined by dividing (i) such Seller’s Purchased Interests (less any Other Interests, if any, held by such Seller) of any class of Equity Interests in any Primary Archstone Entity, by (ii) the total amount of such Seller’s Purchased Interests of such class of Equity Interests. For purposes of clarity, if no Bridge Equity Provider shall have exercised its tag-along rights with respect to the Purchased Interests under Section 4.02(b) of the Bridge Equity Providers Agreement, then each of Barclays’, BofA Strategic’s and BANA’s Sale Percentage shall equal 100%.

“SEC” means the United States Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(e), 4.4, 4.7, 5.1.3, 5.3.1, and 5.7.1.

“Securities Act” means the Securities and Exchange Act of 1933, as amended, or any successor Law, and the rules and regulations issued pursuant to that statute or any successor Law.

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns securities or other ownership interests or Equity Interests having voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions on behalf of such other Person. For purposes of Sections 5.5, 8.3 and 11.6 only, the “Subsidiaries” of the Archstone Entities shall include each of the entities consolidated by any of the Archstone Fund Entities or Primary Archstone Entities for GAAP purposes.

“Syndication Agreement” means the Amended and Restated Syndication and Modification Agreement, dated as of March 31, 2009, by and among Archstone Multifamily

Parallel (GP) LLC, Archstone Multifamily (GP) LLC, Archstone Multifamily (Governance) LLC, REPE Archstone GP Holdings LLC, REPE Archstone LP Holdings LLC, BofA Strategic, BANA, Archstone LB Syndication Partner LLC, BIH, Archstone Multifamily Parallel JV LP, Archstone Multifamily JV LP, Archstone Multifamily Parallel Fund I JV LP, Archstone Multifamily Parallel Fund II JV LP, and the parties listed on Schedule 1 attached thereto, as amended by Amendment No. 1 to Amended and Restated Syndication and Modification Agreement, dated as of December 2, 2010.

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, occupation, franchise, employment, unemployment, disability, payroll, severance, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated, capital stock, registration, license, social security (or similar) or other tax, custom duty, governmental fee or other governmental charge, fee, levy, impost, tariff or assessment of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not, imposed by a Governmental Authority.

“Tax Return” means any return, report, filing, declaration, report, questionnaire, estimate, statement, information return or other document (including schedules, attachments or any related or supporting information) relating to any Tax.

“Transaction Documents” means this Agreement, the Assignment of Interests, the Backstop Guarantee, if any, the Backstop Assignment of Interests, if any, and each of the Backstop Letters of Credit, if any.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to Tax or additional amounts in respect of the foregoing arising out of or in connection with or attributable to the transfer and sale of the Purchased Interests.

“Voting Agreement” means the Voting Agreement, dated as of March 31, 2009, by and among Archstone Multifamily (Governance) LLC, Archstone Multifamily Parallel (Governance) LLC, Archstone Multifamily JV LP, Archstone Multifamily Parallel Fund I JV LP, Archstone Multifamily Parallel Fund II JV LP, Archstone Multifamily Parallel Fund JV LP, Archstone Multifamily (GP) LLC, Archstone Multifamily Parallel (GP) LLC, REPE Archstone GP Holdings LLC, BANA and BIH, as amended by Amendment No. 1 to Voting Agreement, dated as of December 2, 2010.

“Voting Percentage” shall have the meaning given such term in the Voting Agreement.

1.2 Additional Definitions. In addition to the terms set forth in Section 1.1, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Acquisition Litigation	12.2.2(b)
Additional Notice	10.5.1
Archstone Acquisition	13.3.2

Audit Inquiry Letter	11.6.2
Agreement	Preamble
Assignment of Interests	Recitals
AEH	Preamble
BANA	Preamble
BANA Closing Purchase Price	2.2.2
BANA Purchase Price	2.2.2
Bank of America	Preamble
Barclays	Preamble
Barclays Closing Purchase Price	2.2.3
Barclays Purchase Price	2.2.3
Basket	12.3.3
BIH	Preamble
BofA Guarantor	Recitals
BofA Strategic	Preamble
BofA Strategic Closing Purchase Price	2.2.1
BofA Strategic Purchase Price	2.2.1
Breakup Fee	13.3.2
Buyer	Preamble
Buyer Designee	Recitals
Buyer Group	10.2.1
Buyer Indemnified Parties	12.2.2
Buyer Liquidated Damages Amount	13.3.1
Claim Notice	12.5.1
Closing	2.3
Closing Date	2.3
Expiration Date	13.1.2(a)
Financial Statements	5.5.1
Indemnified Claim	12.5.1
Indemnified Party	12.5.1
Indemnifying Party	12.5.1
Option	Recitals
Other Interest Agreement	Recitals
Parties	Preamble
Party	Preamble
Purchased Interests	Recitals
Regulation	7.1
REIT	11.8.2
Seller	Preamble
Seller Expenses	11.9
Sellers	Preamble
Seller Indemnified Parties	12.2.1
Subsidiary Interests	5.3.2
Tax Protection Agreement	5.8.2
Tax Sharing Agreement	5.8.8
Third Party Claim	12.5.2

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED INTERESTS

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), each Seller hereby agrees to sell, assign, transfer and deliver to Buyer (or Buyer Designee, if applicable), and Buyer (or any Buyer Designee) hereby agrees to purchase from each such Seller, all right, title and interest in and to the Purchased Interests, free and clear of all Liens, other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities.

2.2 Purchase Price.

2.2.1 In consideration for the BofA Strategic Purchased Interests, subject to the terms and conditions of this Agreement, at Closing, Buyer or Buyer Designee, if applicable, shall pay and deliver to BofA Strategic an amount in cash equal to (a) $800,000 (the “BofA Strategic Purchase Price”), minus (b))(i) BofA Strategic’s Proportionate Share of the Seller Expenses, and (ii) the BofA Strategic Cash Distribution Amount, if any (the resulting amount, the “BofA Strategic Closing Purchase Price”). The BofA Strategic Closing Purchase Price shall be paid as provided in Section 3.1 and Section 3.3.

2.2.2 In consideration for the BANA Purchased Interests, subject to the terms and conditions of this Agreement, at Closing, Buyer or Buyer Designee, if applicable, shall pay and deliver to BANA an amount in cash equal to (a) $829,736,246 (the “BANA Purchase Price”), minus (b)(i)BANA’s Proportionate Share of the Seller Expenses, and (ii) the BANA Cash Distribution Amount, if any (the resulting amount, the “BANA Closing Purchase Price”). The BANA Closing Purchase Price shall be paid as provided in Section 3.1 and Section 3.3.

2.2.3 In consideration for the Barclays Purchased Interests, subject to the terms and conditions of this Agreement, at Closing, Buyer or Buyer Designee, if applicable, shall pay and deliver to Barclays an amount in cash equal to (a) $749,463,754 (the “Barclays Purchase Price”), minus (b)(i) Barclay’s Proportionate Share of the Seller Expenses, and (ii) the Barclay’s Cash Distribution Amount, if any (the resulting amount, the “Barclays Closing Purchase Price”). The Barclays Closing Purchase Price shall be paid as provided in Section 3.1 and Section 3.3.

2.2.4 For Tax purposes, each Seller and Buyer or the Buyer Designee shall allocate the BofA Strategic Purchase Price, the BANA Purchase Price and the Barclays Purchase Price and other relevant items among the Purchased Interests in accordance with Schedule I attached hereto. The allocations with respect to the Barclays Purchase Price, the BofA Strategic Purchase Price and the BANA Purchase Price on Schedule I attached hereto will be amended to reflect any adjustment to the BofA Strategic Purchase Price, the BANA Purchase Price and/or the Barclays Purchase Price, as applicable, under Article 12 in a manner consistent with such schedule.

2.3 Closing. Unless this Agreement shall have been terminated pursuant to Article 13, the closing of the Contemplated Transactions (the “Closing”) shall take place on the fifth (5th) Business Day (or the thirtieth (30th) day, if the Closing occurs after the Expiration Date) following the date on which all of the conditions set forth in Articles 7, 8 and 9 (excluding those conditions which by their nature are to be satisfied as part of the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, at the offices of Hogan Lovells, US LLP, 875 3rd Avenue, New York, New York, 10022 at 9:00 a.m., New York time, or at such other place, time or date as the Parties hereto may agree in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m., Eastern Time, on the date immediately preceding the Closing Date.

ARTICLE 3

EFFECT OF SALE

3.1 Required Tax Withholding. Buyer or Buyer Designee, as applicable, shall be entitled to deduct and withhold from the BofA Strategic Purchase Price, the BANA Purchase Price or the Barclays Purchase Price, as applicable, otherwise payable to BofA Strategic, BANA or Barclays, as applicable, pursuant to this Agreement such amounts as Buyer or Buyer Designee is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax Law; provided that neither Buyer nor Buyer Designee shall deduct or withhold any amounts from the BofA Strategic Purchase Price, the BANA Purchase Price or the Barclays Purchase Price, as applicable, (a) pursuant to Section 1445 of the Code, if BofA Strategic, BANA or Barclays, respectively, has provided either (i) a certificate executed by a duly authorized Representative of such Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations under Section 1445 of the Code, to the effect that withholding under Section 1445 of the Code is not required in connection with the acquisition of the Purchased Interests by Buyer and/or Buyer Designee or (ii) in the case of Purchased Interests to be sold by BIH, a withholding certificate issued by the IRS pursuant to Treasury Regulations Section 1.1445-3 that is reasonably satisfactory to Buyer or Buyer Designee described in Section 3.1.2 to the effect that no withholding is required under Section 1445 of the Code with respect to such Purchased Interests or (b) otherwise without having provided with respect to each Seller written notice of its intention to withhold and the basis for such withholding five (5) days prior to Closing. Except as provided in Sections 3.1.2 or 3.1.3, to the extent that amounts are withheld by Buyer or Buyer Designee, such withheld amounts shall be remitted promptly and in accordance with applicable Law by Buyer or Buyer Designee to the applicable Governmental Authority. Any such amounts and any amounts withheld and/or remitted pursuant to Sections 3.1.2 or 3.1.3 shall be treated for all purposes of this Agreement as having been paid to BofA Strategic, BANA or Barclays, as applicable, in respect of which such deduction and withholding was made by Buyer or Buyer Designee and shall be deemed part of the BofA Strategic Purchase Price, the BANA Purchase Price or the Barclays Purchase Price, as applicable. Buyer or Buyer Designee shall promptly provide to BofA Strategic, BANA or Barclays, as applicable, written evidence reasonably satisfactory to such Person of any such remittance.

3.1.2. If Buyer or Buyer Designee has been provided, on or prior to the Closing Date with a withholding certificate issued by the IRS under Treasury Regulations Section

1.1445-3 that is reasonably satisfactory to Buyer or Buyer Designee with respect to any Purchased Interests to be sold by BIH, Buyer or Buyer Designee shall withhold from the amount payable in respect of such Purchased Interests (determined in accordance with Section 2.2.4) at Closing an amount equal to the required withholding, if any, set forth in such withholding certificate and shall remit such withheld amount to the IRS promptly following the Closing in accordance with applicable provisions of the Code and Treasury Regulations. If Buyer or Buyer Designee has not been provided, on or prior to the Closing Date, with (a) a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 that is reasonably satisfactory to Buyer or Buyer Designee or (b) notification from BIH in accordance with Treasury Regulations Section 1.1445-1(c)(2)(i)(B) that is reasonably satisfactory to Buyer or Buyer Designee that BIH has applied for a withholding certificate pursuant to Treasury Regulations Section 1.1445-3, which notice shall include a copy of such application (from which tax basis, tax liability and historic tax return information and supporting documentation and information may be redacted) and proof that such application has been timely submitted to the IRS within the meaning of the applicable Treasury Regulations, in each case with respect to any Purchased Interests to be sold by BIH, Buyer or Buyer Designee shall withhold from the amount payable in respect of such Purchased Interests (determined in accordance with Section 2.2.4) at Closing such amounts as are required to be withheld under Section 1445 of the Code and the Treasury Regulations promulgated thereunder and shall remit such withheld amount to the IRS promptly following the Closing in accordance with applicable provisions of the Code and Treasury Regulations. Within thirty (30) days following the Closing Date, Buyer or Buyer Designee shall provide to BIH evidence that such withholding was remitted to the IRS.

3.1.3. If Buyer or Buyer Designee has not been provided with a withholding certificate for any Purchased Interests to be sold by BIH as described in Section 3.1.2(a) on or prior to the Closing Date, but has been provided with the notification described in Section 3.1.2(b) with respect to such Purchased Interests, Buyer or Buyer Designee shall hold back from the amount payable in respect of such Purchased Interests (determined in accordance with Section 2.2.4) at Closing such amounts as are required to be withheld under Section 1445 of the Code and the Treasury Regulations promulgated thereunder and deposit such amounts into escrow in accordance with the terms of this Agreement and shall instruct an escrow agent (the “Escrow Agent”) in accordance with this Section 3.1.3. Notwithstanding any other provision of this Agreement, the Escrow Agent shall retain such amounts deposited, subject to release as follows:

(a) If Buyer or Buyer Designee has been provided with a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 that is reasonably satisfactory to Buyer or Buyer Designee with respect to any Purchased Interests to be sold by BIH and such withholding certificate requires an amount to be withheld under Section 1445 of the Code, then Buyer or Buyer Designee shall promptly instruct the Escrow Agent to release to Buyer or Buyer Designee an amount equal to the withholding amount required to be remitted to the IRS with respect to such Purchased Interests (as set forth in such withholding certificate), and Buyer or Buyer Designee shall remit such amount to the IRS. Within 30 days following release by the Escrow Agent of the amount described in the preceding sentence, Buyer or Buyer Designee shall provide to BIH evidence that such amount was remitted to the IRS.

(b) If Buyer or Buyer Designee has been provided with a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 that is reasonably satisfactory to Buyer or Buyer Designee with respect to any Purchased Interests to be sold by BIH and such withholding certificate excuses withholding under Section 1445 of the Code, as contemplated by Treasury Regulations Section 1.1445-3(e), then Buyer or Buyer Designee shall promptly instruct the Escrow Agent to release to BIH the withheld amount with respect to such Purchased Interests.

(c) If Buyer or Buyer Designee receives notice from the IRS that the IRS has denied the request for a withholding certificate under Treasury Regulations Section 1.1445-3 with respect to any Purchased Interests to be sold by BIH, Buyer or Buyer Designee shall provide a copy of such notification to BIH (to the extent that such notification has not yet been received by BIH) and thereafter shall instruct the Escrow Agent to release such amounts as are required to be withheld under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to such Purchased Interests to Buyer or Buyer Designee. Upon receipt of notice from Buyer or Buyer Designee, the Escrow Agent shall promptly remit such amount to Buyer or Buyer Designee in order to enable Buyer or Buyer Designee to timely remit such amount to the IRS. Buyer or Buyer Designee shall promptly remit such amount to the IRS and, within thirty (30) days following the release of such amount by the Escrow Agent, shall provide to BIH evidence that such amount was remitted to the IRS.

(d) If with respect to each and every Purchased Interests described in the first sentence of Section 3.1.3, one of the following is true: (A) Buyer or Buyer Designee has received the withholding certificate described in Section 3.1.3(a) and the amount required to be withheld has been released to Buyer or Buyer Designee by the Escrow Agent, (B) Buyer or Buyer Designee has received the withholding certificate described in Section 3.1.3(b), or (C) Buyer or Buyer Designee has received the denial of the request for a withholding certificate described in Section 3.1.3(c) and the amount required to be withheld has been released to Buyer or Buyer Designee by the Escrow Agent, then Buyer or Buyer Designee shall promptly instruct the Escrow Agent to release to BIH all remaining amounts held in escrow.

3.2 No Further Ownership Rights. At and after the Closing, the BofA Strategic Purchase Price, the BANA Purchase Price and the Barclays Purchase Price, upon payment thereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Purchased Interests and neither BofA Strategic, BANA nor Barclays shall have any further ownership or other rights with respect thereto.

3.3 Cash Payments. All cash amounts payable pursuant to the terms and conditions of this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated by the applicable Party to receive such cash amount, which account or accounts shall be designated no later than three (3) days prior to the Closing Date or other date of applicable payment hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, each Seller hereby severally, and not jointly and severally, represents and warrants to Buyer as follows.

4.1 Organization and Good Standing. Such Seller is a legal entity that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate, company or other entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Such Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the Contemplated Transactions.

4.2 Authorization; Validity of Agreements. Such Seller has the requisite corporate, company or other entity power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by such Seller of each of the Transaction Documents to which it is a party, and the consummation by such Seller of the Contemplated Transactions, have been duly authorized by such Seller, and no other proceedings, actions or authorizations on the part of such Seller or any holders of Equity Interests in such Seller are necessary to authorize the execution and delivery by such Seller of any Transaction Document to which it is a party or the consummation by such Seller of the Contemplated Transactions. Each of the Transaction Documents to which such Seller is a party has been duly executed and delivered by such Seller, or will at the Closing be duly executed and delivered by such Seller, and constitutes, or will constitute at Closing, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) general equitable principles.

4.3 Consents and Approvals; No Violations. The execution, delivery and performance by such Seller of each Transaction Document to which it is a party, and the consummation by such Seller of the Contemplated Transactions, do not and will not (a) violate, contravene or conflict with any provision of (i) any Organizational Documents of such Seller, or (ii) any Organizational Documents of any Primary Archstone Entity or Archstone; (b) except with respect to consents required under Contracts set forth in Section 4.3 of the Disclosure Schedules, result in a breach of or constitute a default under (with or without due notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which such Seller is a party; (c) contravene or conflict with or constitute a violation of any Orders or Laws applicable to or binding upon such Seller; (d) except for filings pursuant to the HSR Act and/or any other Antitrust Laws, require on the part of such Seller any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; (e) contravene or conflict with or constitute a violation of any requirements under any of the Syndication Agreement, the Bridge Equity Providers Agreement or the Voting Agreement; or (f) result in the creation or imposition of any Lien on any of the Purchased Interests other than restrictions on transfer by Buyer imposed under applicable Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities; except, in the cases of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the Contemplated Transactions. Sellers have made available to the Buyer true, correct and complete copies of the Voting Agreement, the Bridge Equity Providers Agreement and the Syndication Agreement.

4.4 Ownership of Purchased Interests.

4.4.1 Such Seller is the sole beneficial and record owner and has good, valid and marketable title to, and will, immediately prior to Closing, be the sole beneficial and record owner and have good, valid and marketable title to, all of the Purchased Interests set forth opposite such Seller’s name on Schedule I attached hereto, free and clear of all Liens, other than restrictions on transfer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement, the Syndication Agreement and the Organizational Documents of the Primary Archstone Entities. Except for the Purchased Interests, such Seller does not directly or indirectly own or hold any Equity Interests, voting interests or other interests in any Primary Archstone Entity and such Seller does not directly own or hold any Equity Interests in any other Archstone Entity. At Closing, Buyer or Buyer Designee will acquire from such Seller full legal and beneficial ownership of and good and valid title to the Purchased Interests set forth opposite such Seller’s name on Schedule I attached hereto, free and clear of all Liens, other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities. There has not been any capital call or similar call for contributions from such Seller with respect to any of the Primary Archstone Entities that has not been fully paid and satisfied by such Seller. To such Seller’s Knowledge, such Seller does not owe to any Archstone Entity any material amount with respect to any Taxes paid with respect to or on behalf of such Seller for which such Seller is obligated to reimburse the applicable Archstone Entity, and such Seller does not have any Knowledge of any material payments made by any Archstone Entity of Taxes with respect to or on behalf of Seller with respect to which either a demand for payment could be made to Seller by an Archstone Entity for reimbursement of such amounts or an offset could be made against future amounts distributable from an Archstone Entity to such Seller.

4.4.2 Other than pursuant to the terms and conditions of this Agreement, the Voting Agreement, the Bridge Equity Providers Agreement, the Syndication Agreement, the Other Interest Agreement, the Omnibus Agreement, the Lehman IPA and the Organizational Documents of the Primary Archstone Entities, (a) such Seller is not a party to any option, warrant, purchase right or other contract that could require (i) any Archstone Entity to issue any ownership interest or other securities of such Archstone Entity, or (ii) such Seller to sell, transfer or otherwise dispose of such Seller’s Purchased Interests, and (b) Seller is not a party to any voting trust, agreement, proxy or other Contract with respect to the voting of any such Seller’s Purchased Interests.

4.5 Litigation. Except as set forth in Section 4.5 of the Disclosure Schedules, as of the date hereof, there are no Proceedings pending against nor, to the Knowledge of such Seller, any Proceedings threatened in writing against, such Seller (a) with respect to any Bankruptcy Event, (b) in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Contemplated Transactions, (c) instituted or threatened by any other Bridge Equity Provider or any other holder of Equity Interests in any of the Primary Archstone Entities, or (d) that would reasonably be expected to prevent, or to impede or delay in any material respect, such Seller’s performance under this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions.

4.6 Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission in connection with the Contemplated Transactions for which the Buyer or any Archstone Entity is or will become liable.

4.7 Solvency. Such Seller is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The Contemplated Transactions will not render such Seller insolvent for such purposes and do not constitute a fraudulent transfer or conveyance under such Laws.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

CONCERNING THE ARCHSTONE ENTITIES

Except as set forth in the Disclosure Schedules, each Seller hereby severally, and not jointly and severally, represents and warrants to Buyer as follows.

5.1 Organization and Good Standing.

5.1.1 To such Seller’s Knowledge, each Primary Archstone Entity and Archstone is a legal entity that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate, company or other entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted. To such Seller’s Knowledge, each Primary Archstone Entity and Archstone is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.1.2 To such Seller’s Knowledge, each Primary Archstone Entity and Archstone has all requisite entity power and authority necessary to own, lease and operate its properties and assets and to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.1.3 Sellers have made available to the Buyer true, correct and complete copies of the Organizational Documents of each of the Primary Archstone Entities and Archstone as currently in effect.

5.2 Consents and Approvals; No Violations. To such Seller’s Knowledge, the execution, delivery and performance by such Seller of each Transaction Document to which it is a party, and the consummation by such Seller of the Contemplated Transactions, do not and will not (a) except with respect to consents required under the Contracts set forth in Section 5.2 of the Disclosure Schedules, result in a breach of, constitute a default under (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration of or to a loss of a benefit to which any Archstone Entity is entitled under, any of the terms, conditions or provisions of any Contract; (b) contravene or conflict with or constitute a violation of any Orders or Laws applicable to or binding upon any Archstone Entities; (c) require on the part of any Primary Archstone Entity any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets or properties of the Archstone Entities; except, in the case of (a) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, or to impede or delay in any material respect, such Seller from consummating the Contemplated Transactions.

5.3 Capitalization of the Archstone Entities.

5.3.1 Section 5.3.1(a) of the Disclosure Schedules sets forth (a) the name of each of the Primary Archstone Entities and Archstone, (b) the number or percentage of the Equity Interests and voting interests of each class, series or type thereof outstanding (other than the Purchased Interests), and (c), to such Seller’s Knowledge, the name of each Person (other than Sellers) that holds any such Equity Interests in a Primary Archstone Entity or voting interests thereof.

5.3.2 To such Seller’s Knowledge, Section 5.3.2(a) of Disclosure Schedules sets forth, as of May 14, 2012, (a) for each Subsidiary of each Primary Archstone Entity the name and ownership chain of each such Subsidiary and (b) for each Person in which a Primary Archstone Entity owns, directly or indirectly, 50% or more of the Equity Interests and that is not otherwise a Subsidiary (such Person, a “Non-Controlled Subsidiary”) the ownership interest of the Archstone Entities in such Non-Controlled Subsidiary. Since May 14, 2012, to such Seller’s Knowledge, there has not been any material change to the ownership chain with respect to the Subsidiaries of each of the Primary Archstone Entities or to the ownership of the Archstone Entities in the Non-Controlled Subsidiaries. To such Seller’s Knowledge, all outstanding Equity Interests and/or voting interests of each Subsidiary of a Primary Archstone Entity and each Non-Controlled Subsidiary owned by an Archstone Entity are duly authorized and validly issued and, if such Subsidiary or Non-Controlled Subsidiary is a corporation, are fully paid and non-assessable. Except as set forth in Section 5.3.2(b) of the Disclosure Schedules or in the Organizational Documents of the Primary Archstone Entities, neither the Primary Archstone Entities nor, to such Seller’s Knowledge, any of their Subsidiaries or any Non-Controlled Subsidiaries have (i) granted any options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, Equity Interests and/or voting interests of a Subsidiary or Non-Controlled Subsidiary, or (ii) entered into any Contracts (x) relating to the redemption, exchange, issuance, sale, transfer or other disposition, voting or registration of Equity Interests and/or voting interests of a Subsidiary or Non-Controlled Subsidiary, or options, warrants, debt instruments, or other securities convertible into, or exchangeable or exercisable for, any of the foregoing, or (y) which grant stock appreciation rights, “phantom stock” or similar rights that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of any Equity Interests and/or voting interests of a Subsidiary or Non-Controlled Subsidiary, in the case of clause (i) and clause (ii) to any Person other than (A) a Primary Archstone Entity or direct or indirect wholly-owned Subsidiary thereof, and (B) the redemption rights and voting rights relating to the Series O Preferred Units of Archstone. Except for the Voting Agreement, the Bridge Equity Providers Agreement, the Syndication Agreement and the Organizational Documents of the Primary Archstone Entities, there are no equityholder agreements, voting agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of any Equity Interests and/or voting interests of any Subsidiary of a Primary Archstone Entity. The Primary Archstone Entities or the applicable Subsidiary of the Primary Archstone Entities identified in Section 5.3.2(a) of the Disclosure Schedules are the sole record and beneficial owners of, and have good and valid title to, the Equity Interests and/or voting interests in such Subsidiary or Non-Controlled Subsidiary that are held of record by a Primary Archstone Entity or any other Subsidiary of the Primary Archstone Entities (such Equity Interests and/or voting interests, the “Subsidiary Interests”), free and clear of all Liens, other than Permitted Liens. To such Seller’s Knowledge, Archstone Multifamily Parallel JV LP owns only de minimis assets and has only de minimis liabilities.

5.4 Books and Records. To such Seller’s Knowledge, the books and records of the Archstone Entities have been maintained to reflect their assets and liabilities and in accordance with sound business practices, including the maintenance of a system of internal controls adequate for the size, operations and business of the Archstone Entities to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (c) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (d) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, and (e) books and records are maintained in accordance with statutory records retention requirements. To such Seller’s Knowledge, no material weaknesses in the Archstone Entities’ internal controls have been identified by the Archstone Entities and their independent auditors in connection with the preparation and audit of the Financial Statements (as defined below) for the year ended December 31, 2011.

5.5 Financial Statements.

5.5.1 Section 5.5.1 of the Disclosure Schedules contains true, correct and complete copies of the following: (a) audited combined consolidated financial statements of Archstone Enterprise LP (or its predecessor) for each of the periods ended December 31, 2009, 2010 and 2011, and (b) audited combined consolidated financial statements of the Archstone Fund Entities and their respective Subsidiaries for each of the fiscal years ended December 31, 2009, 2010 and 2011 (collectively, the “Financial Statements”).

5.5.2 The Financial Statements and notes thereto (a) have been prepared from the books and records of the entities disclosed in those financial statements, (b) have been prepared in accordance with GAAP, consistently applied throughout the periods presented, and (c) to such Seller’s Knowledge, fairly present in all material respects the financial condition and results of operations of the reported entities for the periods presented.

5.6 No Undisclosed Liabilities. The Archstone Entities do not have any Liabilities, except for (a) Liabilities reflected, disclosed in the notes, or reserved against in any of the Financial Statements; (b) Liabilities incurred since December 31, 2011 in the Ordinary Course of Business; (c) other Liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (d) Liabilities described in Section 5.6 of the Disclosure Schedules.

5.7 Absence of Certain Changes or Events. No Material Adverse Effect has occurred at any time since December 31, 2011. No Effect has occurred or circumstance has arisen at any time since December 31, 2011 that, alone or in combination with another Effect, would reasonably be expected to result in a Material Adverse Effect. Except as described in Section 5.7 of the Disclosure Schedules:

5.7.1 Between December 31, 2011 and the date of this Agreement (a) no Archstone Entity has declared, set aside or paid any dividend or made any distribution with respect to its Equity Interests (other than to any other Archstone Entity); and (b) no Archstone Entity has redeemed, purchased, or otherwise acquired any of its Equity Interests, other than with respect to a wholly-owned Subsidiary of a Primary Archstone Entity and redemptions of Series O Preferred Units of Archstone upon the exercise of put rights by the holders thereof.

5.7.2 Between December 31, 2011 and the date of this Agreement, other than with respect to a direct or indirect wholly-owned Subsidiary, no Archstone Entity has adopted or commenced any plan of liquidation, dissolution, conversion or merger.

5.7.3 Between December 31, 2011 and the date of this Agreement, no Archstone Entity has changed in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices, or working capital policies applicable to any Archstone Entity.

5.7.4 Between January 19, 2012 and the date of this Agreement, other than as set forth on Section 5.7.4 of the Disclosure Schedules, such Seller has not approved any “Major Matter” or “Special Major Matter” (as such terms are defined in the Voting Agreement.

5.8 Taxes.

5.8.1 Except as described in Section 5.8.1 of the Disclosure Schedules, (i) each Archstone Entity and its predecessors (a) has filed (or has had filed on its respective behalf) or has properly extended (or has had properly extended on its respective behalf) all material Tax Returns required to have been filed by or for it, and (b) has paid (or had paid on its behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it and (ii) there are no ongoing or pending material Proceedings, or to such Seller’s Knowledge, material Proceedings threatened in writing, with respect to Taxes related to the entities covered by the Financial Statements, except as reflected or disclosed in the Financial Statements.

5.8.2 Section 5.8.2 of the Disclosure Schedules sets forth each Tax Protection Agreement pursuant to which any Archstone Entity is a party. As used herein, “Tax Protection Agreements” shall mean any written agreement to which any Archstone Entity is a party pursuant to which, in connection with the deferral of income Taxes of any party to such agreement (or any intended beneficiary of such agreement), any Archstone Entity (or its predecessor) has agreed to (w) maintain a minimum level of debt or continue a particular debt, (x) retain or not dispose of assets for a period of time, whether or not that period now has expired, (y) only dispose of assets in a particular manner, and/or (z) permit any party thereto to guarantee (or have guaranteed) debt of any Archstone Entity.

5.8.3 Archstone and each of its Subsidiaries (other than the Subsidiaries listed in Section 5.8.3 of the Disclosure Schedules) that is treated as a partnership for U.S. federal income tax purposes has in effect an election pursuant to Section 754 of the Code.

5.9 Compliance with Laws and Orders.

5.9.1 To such Seller’s Knowledge, each Archstone Entity is and has been at all times since January 1, 2011, in compliance with all Laws and Orders applicable to it or to its properties, assets or business, except where the failure to be in compliance with such Laws or Orders would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.2 No Seller has, and, to such Seller’s Knowledge, no other Person acting on its behalf has: (a) used funds of any of the Archstone Entities for unlawful contributions, gifts or entertainment or other unlawful payments relating to political activity; (b) made a payment to a foreign or domestic government official or employee, or to a foreign or domestic political party or campaign in violation of any Law on behalf of any Archstone Entity; (c) violated the Foreign Corrupt Practices Act with respect to any Archstone Entity; (d) made to or received from any Person, private or public, regardless of form, whether in money, property or services, a contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (i) to unlawfully obtain favorable treatment in securing business, (ii) to unlawfully pay for favorable treatment for business secured, (iii) to unlawfully obtain or provide special concessions or for special concessions already obtained or provided, or (iv) that otherwise was in violation of any Law, in each case for or concerning any Archstone Entity or any Affiliate of the Archstone Entities.

5.10 Legal Proceedings; Claims.

5.10.1 No Proceeding is pending nor, to such Seller’s Knowledge, has any Proceeding been threatened in writing against any Primary Archstone Entity, which seeks to restrain, prohibit or otherwise challenge legality or validity of this Agreement or any of the Contemplated Transactions.

5.10.2 To such Seller’s Knowledge, except as set forth on Section 5.10.2 of the Disclosure Schedules, (i) no Proceeding is pending to which any Archstone Entity is a party, and (ii) no Proceeding has been threatened in writing against any Archstone Entity or any current managing member or any employee or agent of any Archstone Entity or against any former managing member, employee or agent of any Archstone Entity, with respect to which any Archstone Entity has or would reasonably be expected to have a Liability therefor or any indemnification or expense advancement obligation, except to the extent such Proceeding has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.3 As of the date of this Agreement, to the Knowledge of any such Seller, there are no Proceedings pending against nor threatened in writing against, the Archstone Entities under any bankruptcy or insolvency Law or with respect to any Bankruptcy Event.

5.11 Executive Compensation. To such Seller’s Knowledge, Section 5.11 of the Disclosure Schedules sets forth a true, correct and complete list of each Employee Benefit Plan and Executive Employment Arrangement that is applicable to any senior executive officer of Archstone, Archstone Communities LLC or any of the Primary Archstone Entities, including any president, chief executive officer, chief financial officer, chief accounting officer, chief investment officer and chief operating officer (or positions with similar responsibilities). No Primary Archstone Entity directly employs any Person.

5.12 Brokerage Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Archstone Entity who might be entitled to any fee or commission from an Archstone Entity in connection with the Contemplated Transactions.

5.13 No Other Representations and Warranties. Except for the representations and warranties made by the Sellers in this Article 5, none of the Sellers makes any representation or warranty with respect to the Archstone Entities or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one of more of the foregoing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

6.1 Organization. Buyer is a limited partnership that is duly organized, validly existing and in good standing under the laws of the state of Illinois and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted. Buyer Designee is an entity validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted. Each of Buyer and/or Buyer Designee is duly qualified or licensed and in good standing to do business as a foreign entity in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer and/or Buyer Designee.

6.2 Authorization; Validity of Agreement. Each of Buyer and Buyer Designee has the requisite partnership, trust, corporate, company or other power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer and/or Buyer Designee of each of the Transaction Documents to which it is a party, and the consummation by Buyer and/or Buyer Designee of the Contemplated Transactions, have been duly authorized by, and no other corporate proceedings on the part of Buyer and/or Buyer Designee are necessary to authorize the execution and delivery by Buyer and/or Buyer Designee of any Transaction Document to which it is a party or the consummation by Buyer and/or Buyer Designee of the Contemplated Transactions. Each of the Transaction Documents to which Buyer and/or Buyer Designee is a party has been duly executed and delivered by Buyer and/or Buyer Designee, or will at the Closing be duly executed and delivered by Buyer and/or Buyer Designee, and constitutes, or will constitute at Closing, the legal, valid and binding obligation of Buyer and/or Buyer Designee, enforceable against Buyer and/or Buyer Designee in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) general equitable principles.

6.3 Consents and Approvals; No Violations. The execution, delivery and performance by Buyer and/or Buyer Designee of each Transaction Document to which it is a party, and the consummation by Buyer and/or Buyer Designee of the Contemplated Transactions, do not and will not (a) violate any provision of any Organizational Documents of Buyer and/or Buyer Designee, as applicable; (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer and/or Buyer Designee is a party or by which Buyer, Buyer Designee of any of their respective properties or assets may be bound; (c) violate any material Orders or Laws applicable to Buyer and/or Buyer Designee or any of their respective material properties or assets; or (d) except for filings pursuant to the HSR Act and/or other applicable Antitrust Laws, require on the part of Buyer and/or Buyer Designee any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except, in the cases of clauses (a) through (d) above, as would not reasonably be expected to prevent, impede or delay the consummation of the Contemplated Transactions.

6.4 Purchase for Investment.

6.4.1 Buyer and/or Buyer Designee is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.

6.4.2 The Purchased Interests will be acquired for investment for Buyer’s and/or Buyer Designee’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act.

6.4.3 Buyer’s and/or Buyer Designee’s financial condition is such that it is able to bear the risk of holding the Purchased Interests for an indefinite period of time and can bear the loss of its entire investment in its Purchased Interests.

6.4.4 Buyer and/or Buyer Designee (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment.

6.4.5 Each of Buyer and/or Buyer Designee acknowledges that the Purchased Interests have not been registered under the Securities Act or under any state or foreign securities laws.

6.5 Financing.

6.5.1 Buyer and/or Buyer Designee will have, at or prior to the Closing, sufficient liquid funds (through cash on hand, credit arrangements or otherwise) to (a) pay all amounts payable by Buyer and/or Buyer Designee at Closing hereunder, including payment of the BofA Strategic Purchase Price, the BANA Purchase Price and the Barclays Purchase Price and (b) make all other necessary payments of fees and expenses payable by Buyer at Closing in connection with the Contemplated Transactions.

6.5.2 Each of Buyer and/or Buyer Designee expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding Buyer’s and/or Buyer Designee’s ability to obtain financing (or to obtain financing on terms acceptable to Buyer and/or Buyer Designee) for the consummation of the Contemplated Transactions.

6.6 Brokerage Fees. Other than Morgan Stanley, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer and/or Buyer Designee who might be entitled to any fee or commission in connection with the Contemplated Transactions.

6.7 Non-Reliance. In connection with the due diligence investigation of the Archstone Entities by Buyer, Buyer has received and may continue to receive from Sellers certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Archstone Entities and their business and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar. Other than the representations and warranties set forth herein, Buyer acknowledges that Sellers make no representation or warranty as to the prospects, financial or otherwise, of the Archstone Entities, and that any projections, estimates or forecasts of future results or events provided by or on behalf of Sellers are subject to uncertainty and to the assumptions used in their preparation.

6.8 Solvency. Buyer is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The Contemplated Transactions will not render Buyer insolvent for such purposes and do not constitute a fraudulent transfer or conveyance under such Laws.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of each of the Parties to consummate the Closing are subject to the satisfaction or (to the extent permitted by applicable Law) waiver in writing by each Party, in their respective sole and absolute discretion, at or prior to the Closing, of each of the following conditions set forth in this Article 7.

7.1 Competition Matters. Any applicable waiting period (and any extension thereof) under any Antitrust Law (including any Antitrust Laws in Germany or the European Union) relating to the Contemplated Transactions shall have expired or been terminated and any necessary approvals under any Antitrust Law shall have been obtained.

7.2 No Injunction or Illegality. There must not be in effect any Order, whether temporary, preliminary or permanent, issued by any Governmental Authority restraining, enjoining, preventing or prohibiting the consummation of the Closing or any of the Contemplated Transactions. There must not be any Law in effect that makes the consummation of any of the Contemplated Transactions in accordance with this Agreement illegal.

7.3 No ROFO Closing. The period for Lehman to consummate the purchase of the Purchased Interests in accordance with the terms of the Lehman IPA shall have lapsed and Lehman shall not have consummated such purchase and the Lehman IPA shall have been terminated.

ARTICLE 8

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

Buyer’s and Buyer Designee’s obligations to consummate the Closing and to take the other actions contemplated by this Agreement at Closing are subject to the satisfaction or (to the extent permitted by applicable Law) waiver in writing by Buyer, on behalf of itself and Buyer Designee, in its sole and absolute discretion, at or prior to the Closing, of each of the following conditions set forth in this Article 8.

8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers set forth in Article 4 and Article 5 of this Agreement (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality, material adverse effect or Material Adverse Effect other than the reference to Material Adverse Effect set forth in Section 5.7) shall be true and correct at and as of the Closing Date as if made at and as of such date (unless such representations and warranties were expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Archstone Entities, taken as a whole, or to have a material adverse effect on the ability of any Seller to consummate the Contemplated Transactions; provided, however, that the Seller Fundamental Representations shall be true and correct in all respects as of the applicable date referred to above, except for any inaccuracies of the Seller Fundamental Representations that would not reasonably be expected to, individually or in the aggregate, result in Losses in excess of $10,000,000 (it being acknowledged and agreed that any such Losses, if actually incurred, would be recoverable by the Buyer Indemnified Parties in accordance with the terms of Article 12).

8.2 Performance of Covenants. Sellers shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be complied with by Sellers at or prior to Closing.

8.3 Financial Statement Access. At or prior to Closing, Buyer shall have received the financial statements of the Archstone Entities set forth on Schedule 8.3, which financial statements of the Archstone Entities will be compliant with all requirements under the Exchange Act applicable to financial statements required by Regulation § 210.3-05. In connection with the provision of the foregoing financial statements, (a) the Archstone Entities shall have obtained any necessary consents of the auditors of the Archstone Entities to enable Buyer to include any Archstone Entity financial statements in the financial statements and other Filings of Buyer, and (b) the management and other applicable Representatives of the Archstone Entities shall have made available to Buyer all necessary management representation letters in connection with the issuance of the financial statements described in this Section 8.3. Buyer shall reimburse the Company for all reasonable costs and expenses incurred in connection with providing the financial statements specified in this Section 8.3 in excess of the costs otherwise associated with preparing the financial statements of the Archstone Entities.

8.4 Certain Matters. Following the date of this Agreement through the Closing, except (a) to the extent that Buyer has not reasonably objected to an action within two Business Days after receiving notice of such action pursuant to Section 10.1, and (b) for actions set forth on Section 10.1 of the Disclosure Schedules or contemplated or required by this Agreement or the Contemplated Transactions, no Archstone Entity shall have taken any action that (i) constitutes a Special Major Matter under the Voting Agreement, and (ii) in the reasonable judgment of Buyer, has resulted in, or would be expected to result in, individually or in the aggregate with other actions described in clause (i), a material change in the asset composition or capital structure (including by merger, consolidation, recapitalization, public offering or otherwise) of the Archstone Entities and the Joint Ventures taken as whole.

8.5 Other Deliveries. Each of Sellers shall have delivered to Buyer or Buyer Designee, as applicable, at the Closing, each of the following documents in a form and substance reasonably satisfactory to Buyer or Buyer Designee:

8.5.1 duly executed counterparts of each of the Transaction Documents to which such Seller is a party, in each case, duly executed by a duly authorized Representative of such Seller;

8.5.2 a certificate executed by a duly authorized Representative of such Seller certifying as to the matters set forth in Sections 8.1 and 8.2;

8.5.3 if any Purchased Interests are certificated, fully endorsed certificates evidencing such Purchased Interests, together with stock powers, transfer documentation and medallion or other guarantees reasonably requested by Buyer;

8.5.4 an Assignment and Purchased Interest Transfer Agreement, substantially in the form of Exhibit A-1 attached hereto, with respect to Barclays, and Exhibit A-2 attached hereto, with respect to Bank of America;

8.5.5 any additional documents required under the terms of any of the Organizational Documents of the Primary Archstone Entities to consummate the transfer of the Purchased Interests to Buyer or Buyer Designee; and

8.5.6 (a) with respect to Barclays, a Backstop Assignment of Interests, a Backstop Letter of Credit or other collateral of equivalent or greater value reasonably acceptable to Buyer with respect to any Seller that does not hold a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services and (b) with respect to Bank of America, a Backstop Guarantee, a Backstop Letter of Credit or other collateral of equivalent or greater value reasonably acceptable to Buyer with respect to any Seller that does not hold a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services.

ARTICLE 9

CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligations to consummate the Closing and to take the other actions contemplated by this Agreement at Closing is subject to the satisfaction or (to the extent permitted by applicable Law) the waiver by each of Sellers, in their sole and absolute discretion, at or prior to the Closing, of each of the following conditions set forth in this Article 9.

9.1 Buyer’s Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article 6 of this Agreement (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality or material adverse effect) shall be true and correct at and as of the Closing Date as if made at and as of such date (unless such representations and warranties were expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer or Buyer Designee to consummate the Contemplated Transactions; provided, however, that the Buyer Fundamental Representations shall be true and correct in all respects as of the applicable dates referred to above.

9.2 Performance of Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be complied with by Buyer at or prior to Closing.

9.3 Other Deliveries. Buyer or Buyer Designee, as applicable, shall have delivered to the applicable Seller or Sellers, at the Closing, each of the following documents and other deliverables in a form and substance reasonably satisfactory to the applicable Seller:

9.3.1 the BofA Strategic Closing Purchase Price;

9.3.2 the BANA Closing Purchase Price;

9.3.3 the Barclays Closing Purchase Price;

9.3.4 duly executed counterparts for each of the Transaction Documents to which any Seller is a party, in each case, duly executed by a duly authorized representative of such Seller;

9.3.5 a certificate executed by a duly authorized Representative of each of Buyer and Buyer Designee certifying as to the matters set forth in Sections 9.1 and 9.2;

9.3.6 a joinder to the Bridge Equity Providers Agreement;

9.3.7 an Assignment and Purchased Interest Transfer Agreement, substantially in the form of Exhibit A-1 attached hereto, with respect to Barclays, and Exhibit A-2 attached hereto, with respect to Bank of America; and

9.3.8 any additional documents required under the terms of any of the Organizational Documents of the Primary Archstone Entities to consummate the transfer of the Purchased Interests to Buyer or Buyer Designee, including executed counterparts to the Organizational Documents of the Primary Archstone Entities, if necessary to effect the transfer of the Purchased Interests.

ARTICLE 10

CERTAIN PRE-CLOSING COVENANTS OF SELLERS

10.1 Notice Regarding Certain Actions. From the date of this Agreement until the Closing or earlier termination of this Agreement, Sellers shall provide notice in writing to Buyer no later than two Business Days prior to the taking by Sellers, or, to the extent Sellers are aware, by any of the Archstone Entities, of any of the following actions, other than any such action set forth on Section 10.1 of the Disclosure Schedules: (a) any vote on or taking of any action with respect to any Major Matter or Special Major Matter under the Voting Agreement, including the approval of any budget with respect to the Archstone Entities, (b) any declaration, setting aside or payment of any dividend or the making of any distribution with respect to the Equity Interests of any Archstone Entity, whether in cash or in property (other than to any other Archstone Entity), and (c) any redemption, purchase or other acquisition of any Equity Interests of any Archstone Entity, other than with respect to a direct or indirect wholly-owned Subsidiary of a Primary Archstone Entity, and redemptions of Series O Preferred Units of Archstone upon exercise of put rights by the holders thereof.

10.2 Access. Except as may be necessary to comply with any applicable Laws and subject to the absolute right of Sellers, the Archstone Entities and the Joint Ventures to preserve any applicable privileges (including the attorney-client privilege), from the date of this Agreement until the Closing Date, Sellers shall use their respective Commercially Reasonable Efforts to cause each of the Archstone Entities and the Joint Ventures to:

10.2.1 during normal business hours and upon reasonable prior notice, give Buyer, Buyer Designee and their respective Representatives (the “Buyer Group”) reasonable access to the books, records, Contract and other documents of or pertaining to the Archstone Entities and the Joint Ventures;

10.2.2 furnish to the Buyer Group such financial and operating data and other information relating to the Archstone Entities and the Joint Ventures (to the extent available to any Seller) and the Business as the Buyer Group may reasonably request;

10.2.3 instruct the employees, counsel, financial advisors and other Representatives of Sellers, the Archstone Entities and the Joint Ventures to cooperate with Buyer’s reasonable requests in its investigation of the Archstone Entities and the Joint Ventures; and

10.2.4 permit the Buyer Group to discuss the business of the Archstone Entities and the Joint Ventures with members of management, officers, directors and employees of, and advisors to and counsel and accountants for, the Archstone Entities and the Joint Ventures.

10.3 [Reserved]

10.4 Acquisition Proposals. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, each Seller agrees that such Seller will not, (a) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement by any Person of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to the acquisition by any Person (other than Buyer and its Affiliates) of any of the Purchased Interests, (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these exclusivity provisions) or negotiations regarding, or deliver or make available to any Person any information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, the acquisition by any Person (other than Buyer and its Affiliates) of any of the Purchased Interests, (c) agree to, accept, approve, endorse or recommend any transaction related to the acquisition by any Person (other than Buyer and its Affiliates) of the Purchased Interests, or (d) enter into any letter of intent or any other contract contemplating or otherwise relating to the acquisition by any Person (other than Buyer and its Affiliates) of the Purchased Interests. As of the date of this Agreement, each Seller agrees to (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer or its Affiliates) conducted prior to the date hereof with respect to the acquisition by any Person (other than Buyer and its Affiliates) of the Purchased Interests, (ii) notify each other Person with whom it was engaged in ongoing discussions or negotiation with respect to the Purchased Interests immediately prior to the date hereof that it has entered into a binding agreement relating to the sale of the Purchased Interests, and (iii) terminate any negotiations or discussions under any confidentiality, non-disclosure, document and information access and/or other agreements (other than any such agreement with Buyer and/or its Affiliates) with respect to the sale of the Purchased Interests. Notwithstanding anything to the contrary contained herein, nothing contained herein is intended to, or shall serve to, prevent (i) any Bridge Equity Provider from exercising or otherwise limit its right of first offer under Section 4.02 of the Bridge Equity Providers Agreement, or (ii) any action by Sellers that Sellers, in their reasonable judgment, determine that they are required to perform pursuant to their obligations under the Bridge Equity Providers Agreement or the Syndication Agreement and the Lehman IPA.

10.5 Termination of Confidentiality Agreement. Sellers shall use their respective Commercially Reasonable Efforts to cause the Confidentiality Agreement, dated as of July 13, 2011, between Equity Residential and Archstone Enterprise LP, as amended on October 6, 2011 and December 20, 2011, to be terminated and of no further force or effect, effective as of Closing.

ARTICLE 11

ADDITIONAL COVENANTS

11.1 Further Assurances.

11.1.1 Subject to the terms and conditions of this Agreement, including Section 11.3.2, Buyer and Sellers shall use their respective Commercially Reasonable Efforts to take, or cause to be taken (including by using their respective Commercially Reasonable Efforts to cause the Archstone Entities to take actions), all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to affect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper, desirable or advisable to consummate the Contemplated Transactions; provided, however, that the foregoing shall not be deemed to require any Party to waive compliance by the other Parties and their Affiliates of their respective covenants or obligations under this Agreement or to waive conditions to the Closing required to be satisfied by the other Parties.

11.1.2 Sellers and Buyer agree to execute and deliver such other reasonably requested documents, certificates, agreements and other writings and to take such other reasonably requested actions as may be proper, desirable or advisable in order to consummate or implement expeditiously the Contemplated Transactions.

11.1.3 None of Sellers, Buyer or Buyer Designee shall take any action or fail to take any action, which action or failure to act shall cause any Archstone Entity not to comply in any material respect with its obligations under the Indemnity and Release Agreement dated as of March 31, 2009, among Tishman Speyer Properties, L.P. and certain of its Affiliates, certain Archstone Entities, Lehman Brothers Holdings Inc., Lehman Commercial Paper Inc., Archstone LB Syndication Partner LLC, BANA, BASV, Barclays Capital Real Estate Inc., Barclays Capital Real Estate Finance Inc. and BIH.

11.2 Communications with Governmental Authorities . Between the date hereof and the Closing Date:

11.2.1 Subject to compliance with applicable Laws, each Party shall promptly inform the other Parties of any communication from any Governmental Authority regarding any of the Contemplated Transactions. If any Parties or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then, subject to compliance with applicable Laws, such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

11.2.2 Sellers and Buyer shall, with respect to any threatened or pending Order (including a preliminary or permanent injunction) that would adversely affect the ability of the Parties to consummate the Contemplated Transactions, use their respective Commercially Reasonable Efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

11.3 Regulatory Authorizations.

11.3.1 Sellers and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the consummation of the Contemplated Transactions, and (b) subject to the terms and conditions of this Agreement (and except as otherwise provided in Section 11.3.2), in taking such actions or making any such Filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Except as otherwise provided herein, each Party shall bear its respective costs and expenses incurred in connection with obtaining such actions, consents, approvals and waivers.

11.3.2 In furtherance, and not in limitation, of the foregoing, the Parties shall use their respective Commercially Reasonable Efforts to (a) make or cause to be made all Filings required of each of them or any of their respective Affiliates under the HSR Act or any other Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Authority in respect of such Filings or the Contemplated Transactions, and (c) cooperate with each other in connection with any such Filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such Filing or the Contemplated Transactions. Each such Party shall use its Commercially Reasonable Efforts to furnish to the other Parties all information required for any application or other Filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions (unless the furnishing of such information would (i) violate the provisions of any applicable Law or confidentiality agreement, or (ii) cause the loss of attorney-client privilege with respect thereto, provided that each Party shall seek to furnish the other Parties with the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto). Each Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such Filings. No Party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such Filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under the HSR Act or other Antitrust Laws. Notwithstanding anything to the contrary contained in this Agreement, any Seller or Buyer shall not be obligated to (1) agree to divest, hold separate or otherwise restrict the use or operation of any business or assets of the Archstone Entities or such Seller or Buyer, (2) consent to any other structural or conduct remedy, (3) agree to any Order regarding Antitrust Laws with respect to the Contemplated Transactions, or (4) take any action the consequence of which would be detrimental to its relationship with any applicable Governmental Authorities.

11.4 No Control of Operations. Nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Archstone Entities or the Joint Ventures prior to the Closing Date.

11.5 Public Announcements. Except for the disclosure permitted by this Section 11.5 and subject to Section 11.6, prior to the Closing, none of Sellers, Buyer nor any of their respective Affiliates shall issue any press release or public statement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the other Parties (which approval the other Parties shall not unreasonably withhold, condition or delay). Each of the Parties acknowledges and agrees that, on or following the date hereof, the Parties or certain of their Affiliates intend to make a public announcement with respect to the Contemplated Transactions, which shall be subject to this Section 11.6. Notwithstanding the foregoing, a Party or its applicable Affiliates may make such disclosure as it determines in good faith is required by applicable Law or Order, or by an obligation pursuant to any agreement with any national securities exchange or national securities association of the United States or any other jurisdiction; provided that, prior to issuing any such press release or public statement, such Party or its applicable Affiliates shall advise the other Parties of such press release or public statement and shall discuss the contents of the disclosure with the other Parties. Each Party and its Affiliates also may make announcements to its employees that are consistent with the public disclosures made by a Party.

11.6 SEC Compliance. Sellers acknowledge that Buyer or certain of its Affiliates is a publicly traded company that is required to disclose the existence of this Agreement upon full execution and to make certain disclosures in its filings with the SEC that may include audited, unaudited and proforma financial statements prepared in accordance with GAAP with respect to the Archstone Entities. To assist Buyer and its Affiliates in preparing its filings with the SEC and any required audited and/or unaudited financial statements, any Seller who holds any Other Interests from and after the Closing shall, until such time as such Seller no longer holds any Other Interests, use its Commercially Reasonable Efforts to cause the Archstone Entities and the Joint Ventures to take, the following actions:

11.6.1 All reasonably requested actions necessary to enable Buyer or its Affiliates or Representatives to conduct a full audit of the books and records of the Archstone Entities and the Joint Ventures relating to the operations and financial results of the Archstone Entities and the Joint Ventures, to the extent required to comply with applicable securities Laws applicable to Buyer or its Affiliates, including Regulation § 210.3-05, Regulation § 210.3-09 or Regulation § 210.3-14 promulgated under the Exchange Act.

11.6.2 All reasonably requested actions necessary to assist Buyer and its Affiliates in preparing all Filings required to be made by Buyer with the SEC, including, at Buyer’s request, the delivery of an audit inquiry letter regarding pending litigation and other matters in a form reasonably requested by Buyer (the “Audit Inquiry Letter”) to counsel to the Archstone Entities prior to or following the Closing and deliver to Buyer an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter.

11.6.3 All cooperation reasonably required by Buyer and its Affiliates in connection with any audit of the Archstone Entities or the Joint Ventures (including the Archstone Fund Entities and Archstone Enterprise LP and its Subsidiaries) by the Archstone Entities, the Joint Ventures or their respective Representatives or by Buyer or its Affiliates or Representatives, including, if required by Buyer’s registered independent accounting firm in order to complete the audit, (a) causing the applicable employees of the Archstone Entities and the Joint Ventures to answer a standard SAS 99 questionnaire from Buyer’s registered independent accounting firm or from the Archstone Entities’ registered independent accounting firm and to deliver a representation letter in form and scope reasonably acceptable to Buyer and Buyer’s registered independent accounting firm, and (b) causing the auditors of the Archstone Entities to deliver comfort letters, consents and other documentation reasonably requested by Buyer.

11.6.4 All actions reasonably necessary (which shall not include any actions to amend any Organizational Document of each applicable Primary Archstone Entity) to make available, no later than 45 days following the end of the first three calendar quarters and no later than 60 days following the end of the calendar year, such books, records and materials (including any quarterly unaudited or annual audited financial statements prepared in accordance with GAAP with respect to the Archstone Entities) as may be reasonably requested by Buyer and its Affiliates and Buyer’s and such Affiliates’ registered independent accounting firm and to permit Buyer to (a) conduct an audit with respect to the Archstone Entities (including the Archstone Fund Entities and Archstone Enterprise LP and its Subsidiaries and Joint Ventures), (b) allow for the inclusion of the financial statements of the Archstone Entities (including the Archstone Fund Entities and Archstone Enterprise LP and its Subsidiaries and Joint Ventures) in the financial statements and other Filings of Buyer and its Affiliates, including any financial statements necessary to comply with Regulation § 210.3-09 promulgated under the Exchange Act, and/or (c) ensure that the financial statements referenced in clause (b) have been prepared in accordance with GAAP.

11.6.5 The provisions of this Section 11.6 shall survive the Closing with respect to any Seller only if and for so long as such Seller continues to hold any Other Interests.

11.7 Extension of Bank Loan Agreement. From and after the Closing, each Seller agrees that it shall, in its capacity as a “Revolving Credit Lender” (and as defined in the Bank Loan Agreement) under the Bank Loan Agreement, agree to any request by the applicable Archstone Entities for an extension of the maturity date of the Bank Loan Agreement through August 31, 2015, so long as such request has been made in accordance with Section 2.16 of the Bank Loan Agreement and all conditions to such extension that are specified in Section 2.16 of the Bank Loan Agreement (other than consent of the Sellers) have been satisfied.

11.8 Tax Matters

11.8.1 The Party responsible under applicable Law shall prepare all Tax Returns in respect of Transfer Taxes for which such Party is responsible; provided, however, that any such Tax Returns shall be delivered by the Party preparing such Tax Returns to the other Party in draft form, no later than twenty (20) Business Days before the date required for filing such Tax Returns, for approval by the other Party, which approval shall not be unreasonably withheld or delayed. If required by applicable Law, the other Party will, and/or will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation following review and approval of such Tax Returns and other documentation by such other Party.

11.8.2 Sellers shall use their Commercially Reasonable Efforts to (a) cause each of the Archstone Entities that is a corporation (for U.S. federal income tax purposes) to make a Tax election on IRS Form 8875 in effect at the time of the Closing for each such Archstone Entity to be treated as a “taxable REIT subsidiary” of Buyer or Buyer Designee if such Archstone Entity is eligible to make such election, (b) cooperate with Buyer and Buyer Designee (individually or as a group) to the extent reasonably requested by Buyer or Buyer Designee to ensure that the elections described in clause (a) above are made by each other corporation (for U.S. federal income Tax purposes) eligible to make such election in which one or more Archstone Entities acquires, directly or indirectly, a controlling interest in the future, (c) cause each of the Archstone Entities that is set forth on Schedule 5.8.3 to make an election pursuant to Section 754 of the Code for the taxable year in which Closing occurs, and (d) provide to Buyer or Buyer Designee information that is reasonably available to the Sellers upon their request (either individually or together with each other or with each other and Buyer or Buyer Designee) that is reasonably requested by Buyer or Buyer Designee (i) related to the income, operations and assets of the Archstone Entities to the extent relevant to determine whether a real estate investment trust under Subchapter M of the Code (a “REIT”) that owned the Purchased Interests would satisfy the income requirements of Section 856, et. seq. of the Code, determined solely by reference to the Purchased Interests, and (ii) in respect of the allocations pursuant to Section 755 of the Code related to the Contemplated Transactions.

11.8.3 The provisions of this Section 11.8 shall survive the Closing with respect to any Seller only if and for so long as such Seller continues to hold any Other Interests.

11.9 Expenses. Except as otherwise expressly set forth in this Agreement, (a) Buyer shall pay all fees and expenses with respect to the Contemplated Transactions that are incurred by Buyer, Buyer Designee or their respective Representatives, including any legal expenses of such Persons and all investment-banking and similar fees and expenses incurred by such Persons, and (b) each Seller shall bear a portion equal to its Proportionate Share of (i) all fees and expenses with respect to the Contemplated Transactions that are incurred by such Seller, any of its Affiliates, any of the Archstone Entities, any of the Joint Ventures or any of their respective Representatives, including all legal expenses of such Persons, all lender consent fees and expenses incurred by such Persons, and all change of control fees and payments payable as a result of the Contemplated Transactions, provided that no investment banking or similar fees shall be Seller Expenses, and (ii) all Transfer Taxes with respect to the Contemplated Transactions; provided that the Parties acknowledge and agree that the Archstone Entities are required to pay all fees and expenses of Sellers and the Archstone Entities, including legal expenses, Transfer Taxes, lender consent fees and change of control fees and similar payments, in connection with the Contemplated Transactions or any other potential sale of interests in or the assets of any of the Archstone Entities (the “Seller Expenses”).

ARTICLE 12

SURVIVAL; INDEMNIFICATION

12.1 Survival. The representations and warranties contained herein (other than the Seller Fundamental Representations and the Buyer Fundamental Representations) or in any certificate delivered pursuant to this Agreement relating to the representations and warranties (other than the Seller Fundamental Representations and the Buyer Fundamental Representations) and the covenants contained herein that are to be performed at or prior to the Closing shall terminate as of the Closing. The Seller Fundamental Representations and the Buyer Fundamental Representations, and the right to make a claim for indemnification with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, shall survive until the fifth anniversary of the Closing. All covenants and agreements which apply after the Closing shall survive the Closing in accordance with their terms and all claims related to the matters described in Sections 12.2.2(b) through 12.2.2(c) shall survive until the fifth anniversary of the Closing. It is understood and agreed that (a) after the Closing, the sole and exclusive remedy with respect to any breach of this Agreement shall be a claim for Losses made pursuant to (and subject to the limitations of) this Article 12; provided that notwithstanding the foregoing, nothing in this Agreement shall limit the right of any Party (A) to pursue an action for or to seek remedies with respect to claims for fraud or willful misconduct, or (B) to seek specific performance or other equitable relief in accordance with Section 13.4; and (b) before the Closing, the Parties shall be entitled only to the termination and other remedies set forth in Article 13, and indemnification under this Article 12 shall not apply. In addition, the Parties waive all other claims, whether by statute, common Law, or otherwise.

12.2 Indemnification.

12.2.1 Effective as of the Closing and subject to the limitations set forth in this Article 12, Buyer shall indemnify Sellers, their respective Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Seller Indemnified Parties”) against, and hold them harmless from, any and all Losses arising out of, resulting from or related to any breach or inaccuracy of any Buyer Fundamental Representation as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to another date, the inaccuracy as of such date).

12.2.2 Effective as of the Closing and subject to the limitations set forth in this Article 12, Sellers shall severally, and not jointly and severally, indemnify Buyer, Buyer Designee, their respective Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Buyer Indemnified Parties”) against, and hold them harmless from, any and all Losses (including any Losses incurred by any Archstone Entity) to the extent arising out of, resulting from or related to:

(a)	any breach or inaccuracy of any Seller Fundamental Representation as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to another date, the inaccuracy as of such date);

(b)	(x) the matters set forth on Schedule 12.2.2, and (y) any Proceedings brought by former holders of Series A-1 units asserting that the LBO Transaction violated any Tax Protection Agreement, any Organizational Documents of Archstone Entities or fiduciary or other duties owed to such holders, whether alleged prior to or following the Closing (collectively, the “Acquisition Litigation”), and

(c)	any Proceedings related to the recapitalization of the Archstone Entities in December 2010;

provided, however, that for the avoidance of doubt, in respect of clauses (a), (b) and (c), Sellers shall only be liable for damages payable to a holder of Series O, Series P and Series Q Preferred Units of Archstone or Series I Preferred Units of Archstone Multifamily Series I Trust to the extent the sum of (i)(x) the amounts payable to such holder, plus (y) the liquidation preference of any such Preferred Units held by such holder of such Preferred Units following resolution of any applicable Proceeding, exceeds (ii) the amount of principal (plus any accrued but unpaid dividends on the date of redemption) required to redeem such Preferred Units.

12.3 Limitations on Indemnification.

12.3.1 In no event shall the total amount of Losses for which Buyer is liable pursuant to Section 12.2.1 exceed (i) with respect to Bank of America, the BANA Purchase Price, plus the BofA Strategic Purchase Price, and (ii) with respect to Barclays, the Barclays Purchase Price.

12.3.2 Subject to Section 12.3.5, in no event shall the total amount of Losses (i) for which BANA is liable pursuant to Section 12.2.2 exceed the BANA Purchase Price, (ii) for which BofA Strategic is liable pursuant to Section 12.2.2 exceed the BofA Strategic Purchase Price (except that BofA Strategic may be liable for up to $100,000,000 of Losses pursuant to Section 12.2.2(a)), or (iii) for which Barclays is liable pursuant to Section 12.2.2 exceed the Barclays Purchase Price; provided, however, that in no event shall the aggregate amount of Losses for which Bank of America is liable pursuant to Section 12.2.2 exceed the BANA Purchase Price plus the BofA Strategic Purchase Price.

12.3.3 Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be liable for any claim for indemnification pursuant to Section 12.2.1 unless and until the aggregate amount of Losses which may be recovered from Buyer equals or exceeds $250,000 (the “Basket”), it being understood and agreed that the amount of such Basket shall then be recoverable, together with all other Losses under Section 12.2.1 in excess thereof, subject to the other limitations set forth in this Article 12.

12.3.4 Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be liable for any claim for indemnification pursuant to Section 12.2.2 unless and until the aggregate amount of Losses which may be recovered from Sellers equals or exceeds the Basket, it being understood and agreed that the amount of such Basket shall then be recoverable, together with all other Losses under Section 12.2.2 in excess thereof, subject to the other limitations set forth in this Article 12.

12.3.5 In no event shall the total amount of Losses for which Sellers are liable under Section 12.2.2 as a result of any Proceeding instituted by a Bridge Equity Provider (as defined in the Bridge Equity Providers Agreement) against any Seller, any Buyer Indemnified Party or any Archstone Entity exceed $10,000,000 in the aggregate. In addition, in no event shall any Seller be liable under Section 12.2.2 for any Losses with respect to any Proceedings instituted by a Bridge Equity Provider (as defined in the Bridge Equity Providers Agreement) against any Seller, any Buyer Indemnified Party or any Archstone Entity after the Closing Date. Nothing in this Section 12.3.5 shall be deemed to limit the obligations of any Seller to indemnify the Buyer Indemnified Parties for Losses arising from any actual breach or inaccuracy of any Seller Fundamental Representation set forth in Section 4.4, other than for any such Losses that shall consist of legal fees, costs of investigation and defense, court costs and other litigation expenses incurred in connection with a Proceeding instituted by a Bridge Equity Provider, which shall be subject to the limitation set forth in this Section 12.3.5.

12.3.6 For any matters that are indemnifiable by any Indemnifying Party under Section 12.2.1 or Section 12.2.2, (a) if any Losses with respect to such matters are out-of-pocket Losses, then such Losses shall not be payable to the Indemnified Party until such expense has actually been incurred and an invoice related thereto has been submitted for payment, or (b) if any Losses relate to the settlement of any claim or judgment, then such Losses shall not be payable to the Indemnified Party until the earliest of (i) the time when such settlement amount or judgment-related amount has actually been paid, (ii) with respect to any judgment, when the judgment has become final and non-appealable, and (iii) when a surety bond in respect thereof is required to be posted.

12.3.7 With respect to Losses arising from a breach of a Seller Fundamental Representation that does not relate solely to a single Seller or the Purchased Interests sold by a single Seller and with respect to any matter set forth in Section 12.2.2(b) or (c), each Seller shall be responsible for its ratable portion of such Losses based on the percentage of the aggregate purchase price paid by Buyer hereunder that was received by such Seller.

12.3.8 Each Seller shall only be responsible to the Buyer Indemnified Parties for such Seller’s Proportionate Share of any Losses incurred by any Archstone Entity.

12.4 Backstop Letters of Credit. At any time following the Closing, Buyer shall have the right to draw on any Backstop Letter of Credit delivered by any Seller, if any, in such amounts as are payable to any Buyer Indemnified Party under the terms of this Article 12 with respect to any Buyer Claims. In addition, if any Seller has delivered a Backstop Letter of Credit and at any time following the Closing the issuing bank of such Backstop Letter of Credit does not hold a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services, then, within five Business Days, the applicable Seller shall deliver to Buyer and/or Buyer Designee a replacement Backstop Letter of Credit from a bank that satisfies the credit rating criteria.

12.5 Indemnification Procedures.

12.5.1 If any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, seeks to make a claim for indemnification (an “Indemnified Claim”) pursuant to Section 12.2.1 or Section 12.2.2, as applicable, other than in respect of a Third Party Claim, the Party entitled to indemnification (the “Indemnified Party”) shall notify the party required to provide indemnity hereunder (the “Indemnifying Party”) in writing of such claim specifying in reasonable detail the factual basis of such claim, stating the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, containing a reference to any and all provisions of this Agreement with respect to which indemnification is being sought (each such notice, a “Claim Notice”). The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement which it may have to such Indemnified Party under Section 12.2 hereof except to the extent the Indemnifying Party shall have been prejudiced with respect to such individual indemnified claim in any material respect as a result of such failure. The Indemnifying Party and the Indemnified Party shall endeavor to negotiate in good faith a resolution of any dispute described in a Claim Notice and, if not resolved through negotiations within 60 days after the delivery of the Claim Notice, such dispute shall be resolved by litigation as provided in Section 14.5. To the extent permitted by applicable Law, any payment under this Section 12.5.1 shall be treated as an adjustment to the purchase price hereunder for Tax purposes.

12.5.2 In the event that any claim is asserted in writing by any Person other than a Buyer Indemnified Party or a Seller Indemnified Party or any Proceeding is commenced or threatened in writing by any Person other than a Buyer Indemnified Party or a Seller Indemnified Party involving a claim for which an Indemnifying Party may be obligated to indemnify an Indemnified Party (a “Third Party Claim”), the Indemnified Party shall give written notice to the Indemnifying Party promptly (and in any event within 30 days) after the Indemnified Party receives written notification of the facts giving rise to such Third Party Claim, specifying in reasonable detail the factual basis of the Third Party Claim, stating the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, containing a reference to any and all provisions of this Agreement with respect to which indemnification is being sought. The failure of an Indemnified Party to provide notice in accordance with this Section 12.5.2, or any delay in providing such notice, shall not constitute a waiver of that Indemnified Party’s claims to indemnification pursuant to Section 12.2, except to the extent that the Indemnifying Party shall have been prejudiced in any material respect as a result of such failure, or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 12.1. Any such notice to the Indemnifying Party of a Third Party Claim shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(a)

In the event of receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 12.5.2, the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 12.5.2, and the Indemnified Party shall be permitted to participate in the defense thereof and to employ separate counsel of its choice for such purpose at its own expense (except as otherwise provided in the last sentence of this Section 12.5.2). After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party for its own account. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Losses relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. The Indemnified Party shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in connection with any Third Party Claim. Notwithstanding anything to the contrary in this Section 12.5.2(a), (i) in any event the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as (1) the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party, and (2) the consent to the entry of any judgment, or the entry into any settlement, compromise or discharge, with respect to any such Third Party Claim, (I) does not impose monetary damages, injunctive or other equitable relief against the Indemnifying Party or any of its Affiliates, and (II) does not contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnifying Party or any of its Affiliates, and (ii) the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (x) for any period after notice thereof during which the Indemnifying Party has failed to assume the defense thereof, and (y) if, based on the advice of counsel, a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of the matters subject to such Third Party Claim.

(b)

The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to any Third Party Claim, and the Indemnified Party shall be entitled to withhold its consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims that (i) does not involve as the sole remedy monetary damages that are fully borne by the Indemnifying Party, (ii) does not contain an unconditional release of the Indemnified Party from all liabilities with respect to such Third Party Claim, (iii) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, or (iv) contains or involves an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnified Party or any of its Affiliates. Except as expressly provided in this Agreement, the Indemnified Party shall not consent to the entry of any judgment, or enter into any settlement, compromise or discharge of any Third Party Claim without the prior written consent of the Indemnifying Party.

(c)	If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim.

(d)	The Parties agree that any indemnification payments made with respect to this Agreement, including under this Section 12.5, shall be treated for all Tax purposes as an adjustment to the purchase price hereunder unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal).

12.6 Existing Claims. Each of Sellers acknowledges and agrees that, as of the date of this Agreement, (a) the Archstone Entities have suffered Losses in connection with the Acquisition Litigation, including legal fees and related expenses, and (b) Sellers shall be responsible for indemnifying and holding harmless the Buyer Indemnified Parties in accordance with Section 12.2.2 solely for Losses incurred from and after September 30, 2011.

12.7 Litigation Cooperation. Buyer shall, and shall cause each of the other Buyer Indemnified Parties to, use its Commercially Reasonable Efforts to facilitate the participation by Sellers in the conduct of the Acquisition Litigation, including by (a) promptly informing Sellers of the receipt of any notices, correspondence, Filings or other communications with respect to the matters described in Section 12.2.2(b) and 12.2.2(c), (b) keeping Sellers reasonably apprised of the status of Proceedings with respect to the matters described in Section 12.2.2(b) and 12.2.2(c), including by providing Sellers with prior notice of any anticipated vote (including any vote on any “Major Matter” or “Special Major Matter” (as such terms are defined in the Voting Agreement)) by any Buyer Indemnified Party (in its capacity as a direct or indirect equityholder and/or director of the Archstone Entities or any of their Affiliates) on all matters relating to the matters described in Section 12.2.2(b), (c) consulting with Sellers prior to voting on any matter described in clause (b) of this Section 12.7, (d) providing Sellers with access to records, documents or other information of the Archstone Entities or any of their Affiliates to the extent relevant to the matters described in Section 12.2.2(b) and 12.2.2(c), and (e) providing Sellers and their counsel with a reasonable opportunity to comment on any notices, correspondence, Filings or other communications by the Buyer Indemnified Parties or the Archstone Entities or any of their Affiliates concerning the matters described in Section 12.2.2(b) and 12.2.2(c) and to give good faith consideration to any such comments of Sellers. Buyer shall, and shall cause each of the other Buyer Indemnified Parties to, use its Commercially Reasonable Efforts to cause the Archstone Entities not to enter into any settlement, compromise or discharge of any claims relating to the Acquisition Litigation without the prior written consent of the Sellers with respect to which Buyer or any Buyer Indemnified Parties intend to seek indemnification under Section 12.2.2

12.8 Tax Benefits. In calculating the amount of any Losses payable under this Article 12, there shall be deducted from any such Losses payable to the Indemnified Party an amount equal to any cash Tax benefit realized or to be realized in the same Taxable period as the period during which the Indemnified Party became entitled to indemnification with respect to the applicable Loss under this Article 12 (including any cash Tax benefit realized or to be realized in the same Taxable period as the period during which the Indemnified Party became entitled to indemnification with respect to the applicable Loss under Article 12 as a result of being an equity owner in any the Archstone Entities). If a cash Tax benefit with respect to a Loss that has been the subject of indemnification under this Article 12 is realized by an Indemnified Party in another Taxable period that ends on or prior to the three-year anniversary of the date on which such Loss was incurred, then payments shall be made by the Indemnified Party to the Indemnifying Party to reflect such cash Tax benefit at the time of realization. In the event there are any indemnity payments required under this Article 12, the Indemnified Party shall provide on an annual basis a certification by a responsible tax officer of the amount (if any) of a cash Tax benefit that would reduce the amount of any such indemnity payments or give rise to an obligation to make a payment to the Indemnifying Party under this Section 12.8. In applying the foregoing, to the extent that the Purchased Interests are held by a REIT or by an entity that is a disregarded entity or partnership for U.S. federal income Tax purposes in which a REIT owns, directly or indirectly, the beneficial interests, then no Tax benefit shall be considered to have been realized with respect to the beneficial interests owned directly or indirectly by the REIT.

12.9 Third Party Recovery. In calculating the amount of any Losses payable under this Article 12, there shall be deducted from any such Losses payable to the Indemnified Party an amount equal to any payment received from a third party (including an insurer) by such Indemnified Party in respect of any such Loss (or by an Archstone Entity, in respect of any Losses by the Archstone Entities for which the Indemnified Party is indemnified). If an Indemnified Party recovers an amount from a third party (including an insurer) in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by the Indemnifying Party hereunder pursuant to this Article 12, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount actually received from the Third Party in respect thereof, over (ii) the full amount of the Loss.

ARTICLE 13

TERMINATION

13.1 Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as provided in this Article 13.

13.1.1 Consent. Buyer and Sellers may terminate this Agreement by mutual written consent.

13.1.2 Expiration; Illegality; Prohibition. Either Buyer or any Seller may terminate this Agreement by written notice to the other Parties:

(a)	if the Closing has not occurred on or before July 31, 2012, unless the only reason the Closing shall not have not occurred by such date is by reason of the failure of the condition in Section 7.1 to be satisfied, in which event if the Closing has not occurred on or before September 30, 2012 (such applicable date, the “Expiration Date”) (in each case other than due to the failure of any Party seeking to terminate this Agreement to perform in all material respects its obligations under this Agreement; and provided that the Sellers shall not be entitled to terminate this Agreement under this Section 13.1.2(a) at such time as the Lehman IPA remains in effect or during the period of thirty (30) days after termination of the Lehman IPA);

(b)	if there is any Law that makes consummation of any of the Contemplated Transactions illegal or otherwise prohibited; or

(c)	if a Governmental Authority of competent jurisdiction having valid enforcement authority issues a final Order, not subject to appeal, permanently restraining, prohibiting or enjoining Buyer and/or any Seller from consummating any of the Contemplated Transactions, provided that the right to terminate this Agreement pursuant to this Section 13.1.2(c) shall not be available to any Party that has initiated any Proceeding that results in such Order, or that has not taken any and all reasonable actions necessary to oppose, contest and resist, and to have lifted, rescinded or vacated, such order, decree or judgment before it became final and nonappealable.

13.1.3 Breach. Buyer or any Seller may terminate this Agreement by written notice to the other Parties in the event of a breach by the other Party of any covenant or agreement under this Agreement (including the breach of representations and warranties set forth herein), where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party not to be capable of being satisfied, and such breach is not cured by the breaching Party within 20 Business Days following receipt of written notice from the terminating Party of the breach or alleged breach, which written notice shall state that, unless such breach is cured in accordance with this Section 13.1.3, the terminating Party intends to terminate this Agreement (it being understood that such 20-Business Day cure period shall not extend the Expiration Date).

13.1.4 Satisfaction of Conditions to Closing. Buyer or any Seller may terminate this Agreement by written notice to the other Parties if any event shall occur after the date of this Agreement that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to the Closing. Buyer shall be entitled to terminate this Agreement due to the inability of the conditions to Closing set forth in Section 8.4 to be satisfied only if Buyer provides written notice terminating this Agreement within 20 days after the date on which Sellers provide notice to Buyer that the Archstone Entities have taken the action that caused the conditions to Closing set forth in Section 8.4 not to be satisfied; provided that Buyer shall have stated in its notice objecting to such action, as described in Section 8.4, that such action would cause the conditions to Closing set forth in Section 8.4 not to be satisfied.

13.2 Effect of Termination; Remedies. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to Section 13.1:

13.2.1 this Agreement shall forthwith become null and void and of no further force and effect, except that Section 11.5, this Section 13.2, Section 13.3 and Article 14 and all applicable definitions in this Agreement shall survive such termination;

13.2.2 Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from any Archstone Entity, any Seller or any of their respective Representatives relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to Sellers and otherwise comply with the terms of the Confidentiality Agreement;

13.2.3 Sellers shall return all documents, work papers and other materials (and all copies thereof) obtained from any Buyer or any of its Representatives relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to Buyer;

13.2.4 all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn from such Person; and

13.2.5 the sole and exclusive rights and remedies of a Party, if any, following a termination under Section 13.1 shall be termination of this Agreement without other recourse and the rights and remedies, if any, available under Section 13.3, if applicable, shall be in lieu of any other rights or remedies available by applicable Law or otherwise.

13.3 Termination Remedies. In the event that:

13.3.1 this Agreement shall be terminated by Buyer in accordance with Section 13.1.4 due to the inability of the conditions to Closing set forth in Section 8.4 to be satisfied, then if, on or prior to the 6-month anniversary of the date of termination of this Agreement, (i) any Seller enters into any agreement or agreements with respect to the sale to any Person (other than Buyer and its Affiliates) of, an amount of its interests in the Archstone Entities equal to or greater than the portion of such Seller’s interests in the Archstone Entities on the date of this Agreement represented by the Purchased Interests held by it in one or a series of related transactions, and (ii) such sale of interests in the Archstone Entities to the Person referred to in clause (i) above is consummated in one or a series of related transactions, then such Seller shall pay to Buyer within 10 days following the date of such sale, an amount equal to 3.5% of any purchase price received by such Seller pursuant thereto (any amounts payable pursuant to this Section 13.3.1, the “Buyer Liquidated Damages Amount”); or

13.3.2 this Agreement shall be terminated by any Party in accordance with Section 13.1.4 due to the inability of the conditions to Closing set forth in Section 7.3 to be satisfied, then the Sellers shall pay to Buyer (x) simultaneously with the consummation of the sale by Sellers of the Purchased Interests pursuant to the Lehman IPA, in the case of a sale of the

Purchased Interests to Lehman in accordance with the Omnibus Agreement, or (y) within three (3) Business Days after the consummation of any other sale of the Purchased Interests pursuant to the exercise of a right of first offer, an amount equal to $80,000,000 (the “Breakup Fee”); provided that each Seller shall only be responsible for its ratable portion of such Breakup Fee based on the percentage of the aggregate purchase price that was received by such Seller in such sale of the Purchased Interests; provided further that under no circumstances pursuant to this Section 13.3.2 shall (i) Barclays be responsible for an amount payable under the Breakup Fee in excess of $37,947,532, (ii) BANA be responsible for an amount payable under the Breakup Fee in excess of $42,011,962 or (iii) BofA Strategic be responsible for an amount payable under the Breakup Fee in excess of $40,506. In the event that, on or prior to the date that is more than 30 and less than 120 days following the date that Sellers sell the Purchased Interests pursuant to the exercise of a right of first offer, Buyer enters into an Entire Company Sale (as defined in the Omnibus Agreement), then, on the date of the closing of the Entire Company Sale, Buyer shall pay to the Sellers all or a portion of the Breakup Fee previously paid to Buyer in accordance with the terms of the Omnibus Agreement.

For the avoidance of doubt, under no circumstances shall the Breakup Fee and the Buyer Liquidated Damages Amount both be payable to Buyer. Either the Buyer Liquidated Damages Amount or the Breakup Fee shall be payable, if applicable, under this Section 13.3, without further liability on the part of Sellers. Sellers agree that (a) the Contemplated Transactions are unique and that damages for failure by Sellers to consummate the Contemplated Transactions will be extremely difficult and impracticable to ascertain, (b) the Buyer Liquidated Damages Amount is a reasonable and rational estimate at this time and is an acceptable damages amount to Buyer upon the occurrence of the events described in Section 13.3.1, (c) the Breakup Fee is a reasonable and rational estimate at this time and is an acceptable damages amount to Buyer upon the occurrence of the events described in Section 13.3.2, and (d) neither the Buyer Liquidated Damages Amount nor the Breakup Fee is intended as a penalty, but as full liquidated damages under this Agreement and as compensation for Buyer’s losses and other expenses associated with this Agreement solely with respect to any termination of this Agreement by Buyer under Section 13.1.4 due to the inability of the conditions to Closing set forth in Section 8.4 to be satisfied or by any Party under Section 13.1.4 due to the inability of the conditions to Closing set forth in Section 7.3 to be satisfied. The agreements contained in this Section 13.3 are an integral part of the Contemplated Transactions and the Parties agree that, without these agreements, the Parties would not enter into this Agreement. In addition, the Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the Parties hereby waive any such requirement of such a bond or undertaking.

13.4 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, subject to the terms of Section 13.3, each of the Parties shall be entitled to specific performance of the terms hereof pursuant to this Section 13.4, in addition to any other remedy at law or in equity. It is accordingly agreed that, subject to the terms and conditions of Section 13.3, any Seller or Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith; it being understood and agreed that, notwithstanding the first sentence of this Section 13.4 or anything else in this Agreement to the contrary, a Party’s right to specific performance to require the other Parties to consummate the Closing shall remain subject to the satisfaction (or waiver by the applicable Party) of the conditions to Closing hereunder. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1 Notices. All notices, consents and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to (or if that day is not a Business Day, or if delivered after 5:00 p.m., New York, New York time on a Business Day, on the first following day that is a Business Day), (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the Party for whom intended, at the address or facsimile number for such Party set forth below (or to such other address or facsimile number and with such other copies, as such Party may hereafter specify for the purpose by notice to the other Party):

(a)	if to Barclays to:

BIH ASN LLC

Archstone Equity Holdings Inc.

c/o Barclays Capital

745 Seventh Avenue

New York, New York 10019

Facsimile No.: (212) 520-0315

Attention: David Sawyer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: (212) 455-2502

Attention: Peter Pantaleo

Patrick	J. Naughton

(b)	if to BANA to:

Bank of America, N.A.

One Bryant Park

11th Floor

New York, New York 10036

Facsimile No.: (212) 378-5941

Attention: Benjamin Eppley

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Facsimile No.: (212) 836-8689

Attention: Mark S. Kingsley

if to BofA Strategic to:

Banc of America Strategic Ventures, Inc.

214 North Tryon Street

Charlotte, North Carolina 28255

Facsimile No.: (704) 719-5232

Attention: Jason LaBonte

and

Banc of America Strategic Ventures, Inc.

c/o Banc of America Legal Dept.

135 South LaSalle Street

Chicago, Illinois 60602

Mail Code: IL 4-135-8-24

Facsimile No.: (980) 233-7928

Attn: Ileana Stone, Assistant General Counsel

with copies (which shall not constitute notice) to:

Bank of America, N.A.

One Bryant Park

11th Floor

New York, New York 10036

Facsimile No.: (212) 378-5941

Attention: Benjamin Eppley

and

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Facsimile No.: (212) 836-8689

Attention: Mark S. Kingsley

(c)	if to Buyer, to:

Equity Residential

Two N. Riverside Plaza, Suite 400

Chicago, Illinois 60606

Facsimile No.: (312) 526-9252

Attention: Mark Parrell, EVP and Chief Financial Officer

with copies (which shall not constitute notice) to:

Equity Residential

Two N. Riverside Plaza, Suite 400

Chicago, Illinois 60606

Facsimile No.: (312) 526-0680

Attention: Bruce Strohm, EVP and General Counsel

and to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Facsimile No.: (202) 637-5910

Attention: J. Warren Gorrell, Jr.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Washington, DC 20006

Facsimile No.: (202) 785-7522

Attention: David P. Slotkin

14.2 Entire Agreement. This Agreement (including the other Transaction Documents, the Omnibus Agreement and the other documents and instruments referred to herein and therein) and the Disclosure Schedules sets forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersedes all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

14.3 Amendments and Waivers.

14.3.1 Any provision of this Agreement may be amended or modified only by a written instrument signed by all of the Parties hereto.

14.3.2 No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

14.4 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

14.5 Jurisdiction and Venue.

14.5.1 Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts, agrees that it will not bring any Proceeding relating to this Agreement or the Contemplated Transactions in any court other than the aforesaid courts and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, Sellers and Buyer agree that service of process upon such Party at the address referred to in Section 14.1, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party.

14.5.2 Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 14.1, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.6 WAIVER OF TRIAL BY JURY.

14.6.1 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14.6.1) AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.6.2 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.6.

14.7 Binding Effect. This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

14.8 Interpretation. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities; when reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated; and the terms “herein,” “hereof” and “hereunder” or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, subsection or section in which any such term may be employed. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text. The section headings herein are for convenience only and shall not affect the construction hereof. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

14.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, such term, provision, covenant or restriction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall use Commercially Reasonable Efforts to negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions shall be consummated as originally contemplated to the fullest extent possible.

14.10 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

14.11 Third Parties. Except as otherwise expressly provided herein, no provision of this Agreement is intended or shall confer on any Person, other than the Parties (and their successors and permitted assigns), any rights under this Agreement and no other Person shall be entitled to rely thereon.

14.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, any Party shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of the other Parties, (i) to any Affiliate of such Party, or (ii) at any time after the Closing, to any purchaser of all or substantially all of the assets or Equity Interests (whether by merger, recapitalization, reorganization or otherwise) of such Party; provided that, in the case of each of clauses (i) through (ii), no such assignment or delegation shall relieve such Party of any of its obligations hereunder. Any attempted assignment, delegation or transfer in violation of this Section 14.12 shall be null and void.

14.13 Schedules and Exhibits. The schedules and exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement and are incorporated herein by reference and made a part hereof. Any information disclosed in a schedule or a section of any such schedule shall be deemed to be disclosed in such other schedules or sections of any such schedule to the extent that the disclosure is reasonably apparent from its face to be applicable to such other schedule or section of any such schedule. Disclosure of any fact or item in any schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.

14.14 Time Periods. Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

BUYER:

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential, its general partner

By:	/s/ Bruce C. Strohm
Name:	Bruce C. Strohm
Title:	Executive Vice President and General Counsel

SELLERS:

BIH ASN LLC

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Vice President

ARCHSTONE EQUITY HOLDINGS INC.

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Benjamin Eppley
Name:	Benjamin Eppley
Title:	Authorized Signatory

BANC OF AMERICA STRATEGIC VENTURES, INC.

By:	/s/ William W. O’Neil
Name:	William W. O’Neil
Title:	Vice President

In addition, each of the undersigned hereby acknowledge and agree that by executing this Agreement they shall be deemed “Parties” solely for purposes of Section 11.9 of this Agreement and for no other purpose:

ARCHSTONE ENTERPRISE LP

By:	/s/ Ariel Amir
	Name:	Ariel Amir
	Title:	Executive Vice President and General Counsel

ARCHSTONE

By:	/s/ Ariel Amir
	Name:	Ariel Amir
	Title:	Executive Vice President and General Counsel

ARCHSTONE PROPERTY HOLDINGS LLC

By:	/s/ Ariel Amir
	Name:	Ariel Amir
	Title:	Executive Vice President and General Counsel

SCHEDULE I

PURCHASED INTERESTS

Applicable Seller	Applicable Archstone Entity	Applicable Purchased Interests	Allocation of BofA Strategic Purchase Price, BANA Purchase Price and/or Barclays Purchase Price[1]
BIH ASN LLC	Archstone Multifamily Parallel (Governance) LLC	16 2/3% Voting Interest	$100,000
Bank of America, N.A.	Archstone Multifamily Parallel (Governance) LLC	16 2/3% Voting Interest	$100,000
BIH ASN LLC	Archstone Multifamily (Governance) LLC	16 2/3% Voting Interest	$100,000
Bank of America, N.A.	Archstone Multifamily (Governance) LLC	16 2/3% Voting Interest	$100,000
BIH ASN LLC	Archstone Multifamily JV LP	7.291201% Class Y Interests ($13,140,487 Priority Amount)	$100,000
BIH ASN LLC	Archstone Multifamily JV LP	7.575569% Class Z Interests ($13,652,987 Capital Contribution Amount)	$100,000

[1]

The Purchase Price allocations and the dollar amounts for the applicable Purchased Interests set forth above have been calculated as of March 31, 2012. The dollar amounts for the applicable Purchased Interests will be updated as of the Closing Date and the Purchase Price allocable to each Applicable Purchased Interest will be calculated as of the Closing Date using the following methodology:

(i) with respect to Applicable Purchased Interests for which the allocated Purchase Price is $1.00 or $100,000, there will be no change in the allocable Purchase Price; and

(ii) with respect to all other Applicable Purchased Interests, the remaining portion of each of the BANA Purchase Price and the Barclays Purchase Price, after deducting the amounts referred to in clause (i), will be allocated separately in accordance with the “waterfall” contained in the applicable Organizational Documents for the Primary Archstone Entities and the amounts that are allocated to each such Applicable Purchased Interest in such waterfall will be the allocated Purchase Price for purposes of the table above.

Applicable Seller	Applicable Archstone Entity	Applicable Purchased Interests	Allocation of BofA Strategic Purchase Price, BANA Purchase Price and/or Barclays Purchase Price[1]
BIH ASN LLC	Archstone Multifamily JV LP	12.733722% Class C Interests ($552,984,514 Priority Amount)	$100,000
BIH ASN LLC	Archstone Multifamily JV LP	12.037948% Class E Interests ($552,984,514 Capital Contribution Amount)	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	8.079919% Class Y Interests ($14,561,946 Priority Amount)	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	8.395050% Class Z Interests ($15,129,885 Capital Contribution Amount)	$100,000
Bank of America, N.A.	Archstone Multifamily JV LP	0.885174% Class C Interests ($38,440,281 Priority Amount)	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	12.291116% Class C Interests ($533,763,512 Priority Amount)	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	12.456323% Class E Interests ($572,203,293 Capital Contribution Amount)	$100,000
Bank of America, N.A.	Archstone Multifamily JV LP	0.000011% Class E Interests ($500 Capital Contribution Amount)	$1
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class A Limited Partnership Interest ($124,352,544)	$124,352,544

Applicable Seller	Applicable Archstone Entity	Applicable Purchased Interests	Allocation of BofA Strategic Purchase Price, BANA Purchase Price and/or Barclays Purchase Price[1]
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class B Limited Partnership Interest ($406,129,633)	$392,188,850
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class C Limited Partnership Interest ($33,574,916)	$33,574,916
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class D Limited Partnership Interest ($100,968,801)	$100,968,801
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class E Limited Partnership Interest ($32,569,229)	$32,569,229
Archstone Equity Holdings Inc.	Archstone Enterprise LP	17.184097% Class F Limited Partnership Interest ($44,100,844)	$44,100,844
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.593789% Class G Limited Partnership Interest ($20,708,571)	$20,708,571
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class A Limited Partnership Interest ($137,804,256)	$137,804,256
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class B Limited Partnership Interest ($450,062,300)	$434,221,660
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class C Limited Partnership Interest ($37,206,849)	$37,206,849
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class D Limited Partnership Interest ($111,891,000)	$111,891,000

Applicable Seller	Applicable Archstone Entity	Applicable Purchased Interests	Allocation of BofA Strategic Purchase Price, BANA Purchase Price and/or Barclays Purchase Price[1]
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class E Limited Partnership Interest ($36,092,372)	$36,092,372
Bank of America, N.A.	Archstone Enterprise LP	19.042971% Class F Limited Partnership Interest ($48,871,409)	$48,871,409
Bank of America, N.A.	Archstone Enterprise LP	13.956109% Class G Limited Partnership Interest ($22,948,700)	$22,948,700
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund I JV LP	12.45% Class C Interests ($9,965,262 Priority Amount)	$100,000
Bank of America, N.A.	Archstone Multifamily Parallel Fund I JV LP	37.55% Class C Interests ($30,055,872 Priority Amount)	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund I JV LP	12.45% Class E Interests ($40,021,135 Capital Contribution Amount)	$100,000
BIH ASN LLC	Archstone Multifamily Parallel Fund I JV LP	50% of BIH ASN LLC’s Limited Partner Interest	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund II JV LP	12.45% Class C Interests ($143,955 Priority Amount)	$100,000
Bank of America, N.A.	Archstone Multifamily Parallel Fund II JV LP	37.55% Class C Interests ($434,179 Priority Amount)	$100,000
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund II JV LP	12.45% Class E Interests ($578,134 Capital Contribution Amount)	$100,000

Applicable Seller	Applicable Archstone Entity	Applicable Purchased Interests	Allocation of BofA Strategic Purchase Price, BANA Purchase Price and/or Barclays Purchase Price[1]
BIH ASN LLC	Archstone Multifamily Parallel Fund II JV LP	50% of BIH ASN LLC’s Limited Partner Interest	$100,000
BIH ASN LLC	Archstone Property Holdings LLC	12.5% Voting Membership Interest	$100,000
Bank of America, N.A.	Archstone Property Holdings LLC	13.852175% Voting Membership Interest	$100,000
BIH ASN LLC	N/A	12.5% Voting Percentage under the Voting Agreement	$100,000
Bank of America, N.A.	N/A	13.852175% Voting Percentage under the Voting Agreement	$100,000

EXHIBIT A-1

ASSIGNMENT OF INTERESTS

THIS ASSIGNMENT OF INTERESTS (this “Assignment”) is made and entered into as of the [        ]th day of [                    ], 20[    ], by and between BIH ASN LLC and Archstone Equity Holdings Inc. (each an “Assignor” and, collectively the “Assignors”) and [ERP Operating Limited Partnership]1 (the “Assignee”).

RECITALS:

WHEREAS, as of the date hereof, each Assignor is the record and beneficial owner of the interests in the Archstone Entities set forth opposite each such Assignor’s name on Schedule I attached hereto (collectively, the “Barclays Purchased Interests”), which interests constitute all interests held by the Assignors in the Archstone Entities;

WHEREAS, pursuant to the terms of that certain Interest Purchase Agreement, dated as of May 24, 2012 (the “Interest Purchase Agreement”), by and among [Assignee], Assignors, Bank of America, N.A. and Banc of America Strategic Ventures, Inc., Assignors agreed to sell, assign, transfer and deliver to Assignee the Barclays Purchased Interests in exchange for the Barclays Purchase Price;

WHEREAS, on [                 ], 2012, Buyer, Sellers, and certain other Persons entered into the Omnibus Agreement;

WHEREAS, on [                 ], 2012, Buyer exercised the Option in accordance with the terms of the Omnibus Agreement;

WHEREAS, Assignors desire, by the execution hereof, to transfer to Assignee all right, title and interest in and to the Barclays Purchased Interests, including, without limitation, any management rights, voting rights and rights in payment or distribution appurtenant to the Barclays Purchased Interests; and

WHEREAS, capitalized terms used in this Assignment and not defined herein shall have the meanings ascribed to such terms in the Interest Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Assignment and Assumption. Upon the execution of this Assignment by the parties hereto, (a) each Assignor does hereby sell, transfer, assign and deliver to Assignee (i) its respective portion of the Barclays Purchased Interests (as set forth on Schedule I), free and clear of all Liens, other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational

[1]	Assignee may be an affiliate of ERP Operating Limited Partnership in accordance with the terms of the Interest Purchase Agreement.

Documents of the Primary Archstone Entities, and (ii) all of its right, title and interest under the Voting Agreement with respect to the Barclays Purchased Interests, and (b) upon delivery of the Barclays Purchased Interests, Assignee accepts from each Assignor, such Assignor’s entire right, title and interest in the Barclays Purchased Interests, including, without limitation, any management rights, voting rights and rights in payment or distribution appurtenant to the Barclays Purchased Interests. Effective as of the Closing, each Assignee hereby assumes and agrees to be bound by and to perform and fulfill all of the terms, conditions, provisions, obligations, covenants and duties required to be performed and fulfilled by Assignor with respect to the Barclays Purchased Interests under the Voting Agreement from and after the Closing as if Assignee was an original party thereto.

2. Restricted Securities. Assignee acknowledges and agrees that the interests comprising the Barclays Purchased Interests are not and will not be registered under federal or state securities laws and that such interests shall constitute “restricted securities” within the meaning of such laws.

3. Subsequent Documents. Each of the parties hereto shall execute such further instruments and assurances to provide such other documents as may be reasonably required to effectuate the purpose of this Assignment.

4. Benefit and Burden. All terms of this Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns. Except as otherwise expressly stated herein, no provision of this Assignment is intended or shall confer on any person, other than the parties hereto (and their successors and permitted assignees), any rights under this Assignment.

5. Counterparts. This Assignment may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Assignment via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original. This Assignment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Assignment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6. Governing Law. This Assignment shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

7. Severability. If any term, provision, covenant or restriction of this Assignment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, such term, provision, covenant or restriction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Assignment, and the remainder of the terms, provisions, covenants

2

and restrictions of this Assignment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall use Commercially Reasonable Efforts to negotiate in good faith to modify this Assignment so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the Contemplated Transactions shall be consummated as originally contemplated to the fullest extent possible.

8. Recitals. The Recitals set forth above in this Assignment are hereby incorporated herein as a substantive part of this Assignment.

9. Terms of the Interest Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Interest Purchase Agreement and the terms hereof, the terms of the Interest Purchase Agreement shall govern.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first set forth above.

ASSIGNORS:

BIH ASN LLC

By:
Name:
Title:

ARCHSTONE EQUITY HOLDINGS INC.

By:
Name:
Title:

ASSIGNEE:

[ERP OPERATING LIMITED PARTNERSHIP]

By:
Name:
Title:

EXHIBIT A-1 - INTEREST PURCHASE AGREEMENT

SCHEDULE I

BARCLAYS PURCHASED INTERESTS

[NOTE: DOLLAR AMOUNTS IN PURCHASED INTEREST COLUMN TO BE UPDATED AS APPLICABLE]

Applicable Seller	Applicable Archstone Entity	Purchased Interests
BIH ASN LLC	Archstone Multifamily Parallel (Governance) LLC	16 2/3% Voting Interest
BIH ASN LLC	Archstone Multifamily (Governance) LLC	16 2/3% Voting Interest
BIH ASN LLC	Archstone Multifamily JV LP	7.291201% Class Y Interests ($13,140,487 Priority Amount)
BIH ASN LLC	Archstone Multifamily JV LP	7.575569% Class Z Interests ($13,652,987 Capital Contribution Amount)
BIH ASN LLC	Archstone Multifamily JV LP	12.733722% Class C Interests ($552,984,514 Priority Amount)
BIH ASN LLC	Archstone Multifamily JV LP	12.037948% Class E Interests ($552,984,514 Capital Contribution Amount)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class A Limited Partnership Interest ($124,352,544)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class B Limited Partnership Interest ($406,129,633)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class C Limited Partnership Interest ($33,574,916)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class D Limited Partnership Interest ($100,968,801)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.5% Class E Limited Partnership Interest ($32,569,229)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	17.184097% Class F Limited Partnership Interest ($44,100,844)
Archstone Equity Holdings Inc.	Archstone Enterprise LP	12.593789% Class G Limited Partnership Interest ($20,708,571)
BIH ASN LLC	Archstone Multifamily Parallel Fund I JV LP	50% of BIH ASN LLC’s Limited Partner Interest
BIH ASN LLC	Archstone Multifamily Parallel Fund II JV LP	50% of BIH ASN LLC’s Limited Partner Interest
BIH ASN LLC	Archstone Property Holdings LLC	12.5% Voting Membership Interest
BIH ASN LLC	N/A	12.5% Voting Percentage under the Voting Agreement

EXHIBIT A-1 - INTEREST PURCHASE AGREEMENT

EXHIBIT A-2

ASSIGNMENT OF INTERESTS

THIS ASSIGNMENT OF INTERESTS (this “Assignment”) is made and entered into as of the [        ]th day of [                    ], 20[    ], by and between Bank of America, N.A. and Banc of America Strategic Ventures, Inc. (each an “Assignor” and, collectively the “Assignors”) and [ERP Operating Limited Partnership]2 (the “Assignee”).

RECITALS:

WHEREAS, as of the date hereof, each Assignor is the record and beneficial owner of the interests in the Archstone Entities set forth opposite each such Assignor’s name on Schedule I attached hereto (collectively, the “BofA Purchased Interests”), which interests constitute all interests held by the Assignors in the Archstone Entities;

WHEREAS, pursuant to the terms of that certain Interest Purchase Agreement, dated as of May 24, 2012 (the “Interest Purchase Agreement”), by and among [Assignee], Assignors, BIH ASN LLC and Archstone Equity Holdings Inc., Assignors agreed to sell, assign, transfer and deliver to Assignee the BofA Purchased Interests in exchange for the BofA Purchase Price;

WHEREAS, on [                 ], 2012, Buyer, Sellers, and certain other Persons entered into the Omnibus Agreement;

WHEREAS, on [                 ], 2012, Buyer exercised the Option in accordance with the terms of the Omnibus Agreement;

WHEREAS, Assignors desire, by the execution hereof, to transfer to Assignee all right, title and interest in and to the BofA Purchased Interests, including, without limitation, any management rights, voting rights and rights in payment or distribution appurtenant to the BofA Purchased Interests; and

WHEREAS, capitalized terms used in this Assignment and not defined herein shall have the meanings ascribed to such terms in the Interest Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Assignment and Assumption. Upon the execution of this Assignment by the parties hereto, (a) each Assignor does hereby sell, transfer, assign and deliver to Assignee (i) its respective portion of the BofA Purchased Interests (as set forth on Schedule I), free and clear of all Liens, other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities, and (ii) all of its right, title and interest under the

[2]	Assignee may be an affiliate of ERP Operating Limited Partnership in accordance with the terms of the Interest Purchase Agreement.

EXHIBIT A-2 - INTEREST PURCHASE AGREEMENT

Voting Agreement with respect to the BofA Purchased Interests, and (b) upon delivery of the BofA Purchased Interests, Assignee accepts from each Assignor, such Assignor’s entire right, title and interest in the BofA Purchased Interests, including, without limitation, any management rights, voting rights and rights in payment or distribution appurtenant to the BofA Purchased Interests. Effective as of the Closing, each Assignee hereby assumes and agrees to be bound by and to perform and fulfill all of the terms, conditions, provisions, obligations, covenants and duties required to be performed and fulfilled by Assignor with respect to the BofA Purchased Interests under the Voting Agreement from and after the Closing as if Assignee was an original party thereto.

2. Restricted Securities. Assignee acknowledges and agrees that the interests comprising the BofA Purchased Interests are not and will not be registered under federal or state securities laws and that such interests shall constitute “restricted securities” within the meaning of such laws.

3. Subsequent Documents. Each of the parties hereto shall execute such further instruments and assurances to provide such other documents as may be reasonably required to effectuate the purpose of this Assignment.

4. Benefit and Burden. All terms of this Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns. Except as otherwise expressly stated herein, no provision of this Assignment is intended or shall confer on any person, other than the parties hereto (and their successors and permitted assignees), any rights under this Assignment.

5. Counterparts. This Assignment may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Assignment via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original. This Assignment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Assignment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6. Governing Law. This Assignment shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

7. Severability. If any term, provision, covenant or restriction of this Assignment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, such term, provision, covenant or restriction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Assignment, and the remainder of the terms, provisions, covenants and restrictions of this Assignment shall remain in full force and effect and shall in no way be

EXHIBIT A-2 - INTEREST PURCHASE AGREEMENT

affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall use Commercially Reasonable Efforts to negotiate in good faith to modify this Assignment so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the Contemplated Transactions shall be consummated as originally contemplated to the fullest extent possible.

8. Recitals. The Recitals set forth above in this Assignment are hereby incorporated herein as a substantive part of this Assignment.

9. Terms of the Interest Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Interest Purchase Agreement and the terms hereof, the terms of the Interest Purchase Agreement shall govern.

[Signature Page Follows]

EXHIBIT A-2 - INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first set forth above.

ASSIGNORS:

BANK OF AMERICA, N.A.

By:
Name:
Title:

BANC OF AMERICA STRATEGIC VENTURES, INC.

By:
Name:
Title:

ASSIGNEE:

[ERP OPERATING LIMITED PARTNERSHIP]

By:
Name:
Title:

EXHIBIT A-2 - INTEREST PURCHASE AGREEMENT

SCHEDULE I

BOFA PURCHASED INTERESTS

[NOTE: DOLLAR AMOUNTS IN PURCHASED INTEREST COLUMN TO BE UPDATED AS APPLICABLE]

Applicable Seller	Applicable Archstone Entity	Purchased Interests
Bank of America, N.A.	Archstone Multifamily Parallel (Governance) LLC	16 2/3% Voting Interest
Bank of America, N.A.	Archstone Multifamily (Governance) LLC	16 2/3% Voting Interest
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	8.079919% Class Y Interests ($14,561,946 Priority Amount)
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	8.395050% Class Z Interests ($15,129,885 Capital Contribution Amount)
Bank of America, N.A.	Archstone Multifamily JV LP	0.885174% Class C Interests ($38,440,281 Priority Amount)
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	12.291116% Class C Interests ($533,763,512 Priority Amount)
Banc of America Strategic Ventures, Inc.	Archstone Multifamily JV LP	12.456323% Class E Interests ($572,203,293 Capital Contribution Amount)
Bank of America, N.A.	Archstone Multifamily JV LP	0.000011% Class E Interests ($500 Capital Contribution Amount)
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class A Limited Partnership Interest ($137,804,256)
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class B Limited Partnership Interest ($450,062,300)
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class C Limited Partnership Interest ($37,206,849)
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class D Limited Partnership Interest ($111,891,000)
Bank of America, N.A.	Archstone Enterprise LP	13.852175% Class E Limited Partnership Interest ($36,092,372)
Bank of America, N.A.	Archstone Enterprise LP	19.042971% Class F Limited Partnership Interest ($48,871,409)
Bank of America, N.A.	Archstone Enterprise LP	13.956109% Class G Limited Partnership Interest ($22,948,700)
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund I JV LP	12.45% Class C Interests ($9,965,262 Priority Amount)
Bank of America, N.A.	Archstone Multifamily Parallel Fund I JV LP	37.55% Class C Interests ($30,055,872 Priority Amount)
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund I JV LP	12.45% Class E Interests ($40,021,135 Capital Contribution Amount)

EXHIBIT A-2 - INTEREST PURCHASE AGREEMENT

Applicable Seller	Applicable Archstone Entity	Purchased Interests
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund II JV LP	12.45% Class C Interests ($143,955 Priority Amount)
Bank of America, N.A.	Archstone Multifamily Parallel Fund II JV LP	37.55% Class C Interests ($434,179 Priority Amount)
Banc of America Strategic Ventures, Inc.	Archstone Multifamily Parallel Fund II JV LP	12.45% Class E Interests ($578,134 Capital Contribution Amount)
Bank of America, N.A.	Archstone Property Holdings LLC	13.852175% Voting Membership Interest
Bank of America, N.A.	N/A	13.852175% Voting Percentage under the Voting Agreement

EXHIBIT A-2 - INTEREST PURCHASE AGREEMENT

EXHIBIT B

GUARANTEE

This Guarantee (this “Guarantee”) is made as of [                    ], 2012, by [                    ], a [            ] [            ] (“Guarantor”), in favor of ERP Operating Limited Partnership, an Illinois limited partnership (“Buyer”).

WHEREAS, Buyer and each of BIH ASN LLC (“BIH”), Archstone Equity Holdings Inc. (“AEH” and, collectively with BIH, “Barclays”), Bank of America, N.A. (“BANA”) and Banc of America Strategic Ventures, Inc. (“BofA Strategic”, and, collectively with BANA, “Bank of America” and, collectively with Barclays, “Sellers”) are parties to that certain Interest Purchase Agreement, dated as of May 24, 2012 (the “Interest Purchase Agreement”), pursuant to which, among other things, each of Sellers has agreed to (i) sell to Buyer (or an Affiliate of Buyer designated by Buyer in writing as the Person to take ownership of the applicable Purchased Interests) all of each Seller’s right and title to and interest in and to the Purchased Interests, free and clear of all Liens (other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities), upon the terms and subject to the conditions set forth in the Interest Purchase Agreement, and (ii) indemnify the Buyer Indemnified Parties against, and hold them harmless from, any and all Losses to the extent arising out of, resulting from or related to the matters set forth in Section 12.2.2 of the Interest Purchase Agreement, subject to the terms and limitations set forth in the Interest Purchase Agreement;

WHEREAS, Guarantor is an Affiliate of BofA Strategic;

WHEREAS, Guarantor will receive significant benefit from the consummation of the Contemplated Transactions;

WHEREAS, Buyer is unwilling to consummate the Contemplated Transactions unless Guarantor executes and delivers this Guarantee at or prior to Closing; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Interest Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto and intending to be legally bound hereby, Guarantor undertakes and agrees for the benefit of Buyer as follows:

1. Guarantee. To induce Buyer to enter into the Interest Purchase Agreement and consummate the Contemplated Transactions, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment for any and all Losses to the extent arising out of, resulting from or related to the matters set forth in Section 12.2.2 of the Interest Purchase Agreement, (collectively, the “Guaranteed Obligations”) and subject to the terms and limitations set forth in the Interest Purchase Agreement; provided that, in no event shall the Guarantor’s aggregate liability under

EXHIBIT B - INTEREST PURCHASE AGREEMENT

this Guarantee exceed $100,000,000 (the “Cap”). This Guarantee constitutes a guarantee of payment and not of collection. The parties agree that this Guarantee may not be enforced against the Guarantor without giving effect to the Cap. The Buyer hereby agrees that in no event shall the Guarantor be required to pay to the Buyer under, in respect of, or in connection with this Guarantee, the Contemplated Transactions or the Interest Purchase Agreement any amounts other than as expressly set forth herein. Any claim for payment under this Guarantee shall be made in writing and set forth in reasonable detail the basis for such claim.

2. Authorization, Waivers and Other Agreements: Buyer is hereby authorized, without notice to or demand upon Guarantor and without discharging or otherwise affecting the obligations of Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a) in accordance with the Interest Purchase Agreement (i) modify, amend, supplement or otherwise change, or (ii) waive, extend or otherwise consent to noncompliance with, in whole or in part, any obligations of Sellers under the Interest Purchase Agreement or the Guaranteed Obligations; or

(b) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations; provided, however, that any such action shall reduce, dollar for dollar, the amount of Guaranteed Obligations and shall run to the benefit of Guarantor to the same extent and effect as upon BofA Strategic.

3. Guarantee Absolute and Unconditional. Other than any and all defenses available to be raised by BofA Strategic under the Interest Purchase Agreement in respect of the Guaranteed Obligations (excluding those referenced in (a) through (c) below), Guarantor hereby waives and agrees not to assert any defense, setoff, counterclaim or any other circumstance that otherwise might constitute a legal or equitable discharge of BofA Strategic whether arising in connection with or in respect of any of the following or otherwise, hereby agrees that, subject to the terms and conditions of this Guarantee, its obligations under this Guarantee are irrevocable, absolute and unconditional and shall not be discharged other than by complete performance and further agrees that, other than any and all defenses available to be raised by BofA Strategic under the Interest Purchase Agreement in respect of the Guaranteed Obligations (excluding those referenced in (a) through (c) below), the Guaranteed Obligations shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guarantee, in each case except as otherwise agreed in writing by Buyer):

(a) the invalidity or unenforceability of any obligation of BofA Strategic under the Interest Purchase Agreement or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from BofA Strategic or other action to enforce the same, or (ii) any action to enforce the Interest Purchase Agreement; or

EXHIBIT B - INTEREST PURCHASE AGREEMENT

(c) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against BofA Strategic, or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding, including the case where any payment or performance of any Guaranteed Obligation by BofA Strategic is recovered from or paid over by or on behalf of BofA Strategic by reason of a fraudulent transfer by BofA Strategic or as a preference in any bankruptcy.

4. Waivers. Except for any applicable notice required to be provided pursuant to the Interest Purchase Agreement, Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following (but excluding any applicable notice required to be provided pursuant to the Interest Purchase Agreement):

(a) any demand for payment or performance and protest and notice of protest;

(b) any notice of acceptance;

(c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation becoming immediately due and payable; or

(d) any other notice in respect of any Guaranteed Obligation or any part thereof, any defense arising by reason of any disability of BofA Strategic or any defense based on the absence or lack of authority of BofA Strategic.

5. Representations and Warranties. Guarantor represents and warrants to Buyer that:

(a) Guarantor is a [entity type], validly existing and in good standing under the laws of the State of [jurisdiction], and has all requisite power and authority necessary to execute and deliver this Guarantee, and to perform its obligations hereunder. The execution, delivery and performance by Guarantor of this Guarantee have been approved by all requisite actions, and no other action on the part of Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Guarantee.

(b) This Guarantee has been duly executed and delivered by Guarantor and, assuming due authorization, execution and delivery of this Guarantee by Buyer, constitutes legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity. Neither the execution and delivery of this Guarantee by Guarantor, nor compliance by it with any of the terms or provisions of this Guarantee will (x) conflict with or violate any provision of the Organizational Documents of Guarantor, (y) violate any law, judgment, writ, stipulation or injunction of any Governmental Authority applicable to Guarantor, or (z) violate or constitute a default under any of the terms, conditions or provisions of any material contract to which Guarantor is a party.

EXHIBIT B - INTEREST PURCHASE AGREEMENT

(c) Guarantor has the financial capacity to pay and perform when due its obligations hereunder and all funds necessary for Guarantor to fulfill its obligations under this Guarantee shall remain available to Guarantor for so long as this Guarantee shall remain in effect. On the date hereof, Guarantor holds a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services.

6. Buyer’s Exercise of Remedies. No failure on the part of Buyer to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power by Buyer. Each and every right, remedy and power hereby granted to Buyer or allowed it under applicable Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by Buyer at any time or from time to time; provided that it is expressly understood and agreed that Guarantor shall not have any liability or obligation under any theory of Law or other agreement to pay the Buyer any amount in excess of the Cap (less any amounts recovered by the Buyer from BofA Strategic and less any amounts in excess of $596,494,004 recovered from any other Affiliate of the Guarantor, in either case with respect to the Guaranteed Obligations) and in no event shall the Buyer seek to recover any money damages from the Guarantor in excess of the Cap (less any amounts recovered by the Buyer from BofA Strategic and less any amounts in excess of $596,494,004 recovered from any other Affiliate of the Guarantor, in either case with respect to the Guaranteed Obligations).

7. Termination. This Guarantee is a continuing Guarantee and shall be binding upon Guarantor until all the Guaranteed Obligations have been satisfied and/or paid in full (it being acknowledged and agreed that such Guaranteed Obligations are limited to the Cap (less any amounts referred to in the parenthetical at the end of Section 6) and that this Guarantee shall automatically terminate upon the earlier of (i) payment by Guarantor of amounts in the aggregate equal to the Cap (less any amounts referred to in the parenthetical at the end of Section 6), and (ii) the date on which BofA Strategic’s indemnification obligations lapse under Article 12 of the Interest Purchase Agreement). Notwithstanding anything to the contrary in this Agreement, in the event that any Buyer Indemnified Party asserts in any litigation or other Proceeding relating to this Guarantee that any of the provisions hereof limiting Guarantor’s liability or any other material provision of this Guarantee is illegal, invalid or unenforceable, in whole or in part, or asserting any theory of liability against Guarantor, any Seller or any of their respective Affiliates with respect to the Interest Purchase Agreement, the Contemplated Transactions or this Guarantee, other than liability of Guarantor under this Guarantee (as limited by the provisions hereunder) or the liability of Sellers under any of the Transaction Documents or liability for fraud, then (a) the obligations of Guarantor under this Guarantee shall terminate ab initio and thereupon be null and void, (b) if Guarantor has previously made any payments under this Guarantee it shall be entitled to have such payments refunded by Buyer, and (c) neither Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to Buyer with respect to the Interest Purchase Agreement, the Contemplated Transactions, this Guarantee or otherwise.

EXHIBIT B - INTEREST PURCHASE AGREEMENT

8. Amendments and Waivers. No waiver, modification or amendment of any provisions of this Guarantee shall be effective except pursuant to a written agreement signed by Buyer and Guarantor, and then such waiver shall be effective only in the specific instance and for the purpose for which given. This Guarantee shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns (subject to the next sentence) of each party hereto. No rights or obligations hereunder shall be assignable (by operation of law or otherwise) by Guarantor or Buyer without the prior written consent of the other party hereto, and no assignment shall relieve Guarantor of its obligations hereunder.

9. Non-Recourse Provisions. Except as expressly set forth in this Guarantee, notwithstanding the fact that Guarantor is a [entity type], by its acceptance of the benefits of this Guarantee, Buyer acknowledges and agrees that, other than as to Sellers, neither it nor any Buyer Affiliate has any right of recovery against, and no personal liability shall attach to, any of the Guarantor’s or Sellers’ former, current or future directors, officers, employees, controlling persons, agents, general or limited partners, managers, members, stockholders, Affiliates (other than Sellers) or assignees, or any former, current or future directors, officers, employees, controlling persons, agents, general or limited partners, managers, members, stockholders, Affiliates (other than Sellers) or assignees of any of the foregoing (collectively, but not including Sellers, each a “Non-Recourse Party”) through Sellers or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Seller against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from Guarantor under and to the extent provided in this Guarantee and subject to the limitations described herein. Buyer further agrees and acknowledges that, except as set forth in the Interest Purchase Agreement, recourse against Guarantor under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of Buyer and its Affiliates against Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Interest Purchase Agreement, this Guarantee or the Contemplated Transactions prior to Closing, including by piercing of the corporate veil or by or through a claim by or on behalf of Sellers. Buyer hereby covenants and agrees that it shall not institute, and it shall cause Equity Residential and its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Interest Purchase Agreement or the Contemplated Transactions, against the Guarantor or any Non-Recourse Party except for claims against the Guarantor under this Guarantee and any other guarantee entered into by the Guarantor in connection with the Interest Purchase Agreement. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Sellers to Buyer or shall confer or give or be construed to confer or give to any Person other than Buyer (which for the purposes of this Section 9 shall include any person acting in a representative capacity) any rights or remedies against Sellers or any Non-Recourse Party, including Guarantor, except as expressly set forth herein, or with respect to Sellers, as set forth in the Interest Purchase Agreement.

10. No Third Party Beneficiaries. Except as provided in Section 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

EXHIBIT B - INTEREST PURCHASE AGREEMENT

11. Miscellaneous.

(a) This Guarantee may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original.

(b) This Guarantee shall be treated as confidential by Buyer and is being provided to the Buyer solely in connection with the Interest Purchase Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided, that no such written consent is required for any disclosure by Buyer or its Affiliates of the existence or terms of this Guarantee to the extent the Buyer or its Affiliates reasonably determine, after consultation with counsel, that such disclosure (including the filing of this Guarantee as an exhibit to a filing with the SEC) is required by applicable Law, the applicable rules of any national securities exchange or if requested or required by any governmental authority or in connection with any SEC filing relating to the Contemplated Transactions.

(c) This Guarantee shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

(d) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts (and the appropriate appellate courts), agrees that it will not bring any Proceeding relating to this Guarantee or the Contemplated Transactions in any court other than the aforesaid courts and waives any objection to venue laid therein. Process in any such Proceeding may be served on any party hereto anywhere in the world, whether within or without the State of Delaware.

(e) Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 11(f), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper, or (iii) this Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

EXHIBIT B - INTEREST PURCHASE AGREEMENT

(f) All notices, requests, claims, demands, consents and other communications hereunder shall be given by the means specified in the Interest Purchase Agreement (and shall be deemed given as specified therein), as follows:

If to Guarantor:

[GUARANTOR]

with a copy (which shall not constitute notice) to:

[COUNSEL]

If to Buyer, as provided in the Interest Purchase Agreement.

(g) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11(g)) AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Guarantee may be filed as a written consent to a trial by the court.

EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

[Signature Pages Follow]

EXHIBIT B - INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guarantee as of the day first written above.

GUARANTOR:

By
Name:
Title:

Agreed to and accepted as of the day first written above by:

BUYER:

ERP OPERATING LIMITED PARTNERSHIP

By:
Name:
Title:

EXHIBIT B - INTEREST PURCHASE AGREEMENT

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assumption Agreement”) is made as of [            ], 2012, by and among Barclays Bank PLC, a public limited company under the laws of England and Wales (“Barclays Bank”), BIH ASN LLC (“BIH”), Archstone Equity Holdings Inc. (“AEH” and, collectively with BIH, “Barclays”) and [            ] ( “Buyer”).

WHEREAS, Buyer and each of Barclays , Bank of America, N.A. (“BANA”) and Banc of America Strategic Ventures, Inc. (“BofA Strategic”, and, collectively with BANA, “Bank of America” and, collectively with Barclays, “Sellers”) are parties to that certain Interest Purchase Agreement, dated as of May 24, 2012 (the “Interest Purchase Agreement”), pursuant to which, among other things, each of Sellers has agreed to (i) sell to Buyer (or an Affiliate of Buyer designated by Buyer in writing as the Person to take ownership of the applicable Purchased Interests) all of each Seller’s right and title to and interest in and to the Purchased Interests, free and clear of all Liens (other than restrictions on transfer by Buyer imposed under applicable securities Laws, the Voting Agreement, the Bridge Equity Providers Agreement and the Organizational Documents of the Primary Archstone Entities), upon the terms and subject to the conditions set forth in the Interest Purchase Agreement, and (ii) indemnify the Buyer Indemnified Parties against, and hold them harmless from, any and all Losses to the extent arising out of, resulting from or related to the matters set forth in Section 12.2.2 of the Interest Purchase Agreement, subject to the terms and limitations set forth in the Interest Purchase Agreement;

WHEREAS, Barclays Bank is an Affiliate of Barclays;

WHEREAS, for good and valuable consideration, Barclays hereby desires to convey, transfer and assign to Barclays Bank, and Barclays Bank hereby desires to assume, pay and perform, all benefits, obligations and liabilities of Barclays (whether now existing or hereafter arising) in respect of the Assumed Obligations (as defined below), as more particularly described herein;

WHEREAS, Barclays Bank, having reviewed the risk and rewards relating to the transactions contemplated in this Assumption Agreement, considers that the transactions present a profitable commercial opportunity;

WHEREAS, Buyer is unwilling to consummate the Contemplated Transactions unless the Assumed Obligations are addressed in the manner contemplated in the Interest Purchase Agreement;

WHEREAS, Buyer desires to consent to the assignment by Barclays and the assumption by Barclays Bank of the Assumed Obligations; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Interest Purchase Agreement.

EXHIBIT C - INTEREST PURCHASE AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption. For good and valuable consideration, Barclays hereby each convey, transfer and assign to Barclays Bank, and Barclays Bank hereby accepts, consents and agrees to assume, on and after the date hereof, all benefits, obligations and liabilities of Barclays (whether now existing or hereafter arising) in respect of the full and punctual payment for any and all Losses to the extent arising out of, resulting from or related to the matters set forth in Section 12.2.2 of the Interest Purchase Agreement, (collectively, the “Assumed Obligations”) and subject to the terms and limitations set forth in the Interest Purchase Agreement; provided that, in no event shall Barclays Bank’s aggregate liability under this Assumption Agreement exceed the Barclays Purchase Price (the “Cap”). The parties agree that this Assumption Agreement may not be enforced against Barclays Bank without giving effect to the Cap. Buyer hereby consents to the foregoing assignment and assumption and further acknowledges and agrees that Buyer shall solely seek to enforce the Assumed Obligations against Barclays Bank, and that Buyer shall have no right, and shall not seek, to enforce the Assumed Obligations against Barclays. Buyer hereby agrees that in no event shall Barclays Bank be required to pay to Buyer under, in respect of, or in connection with this Assumption Agreement, the Contemplated Transactions or the Interest Purchase Agreement any amounts other than as expressly set forth herein. Any claim for payment under this Assumption Agreement shall be made in writing and set forth in reasonable detail the basis for such claim

2. Authorization, Waivers and Other Agreements: Buyer is hereby authorized, without notice to or demand upon Barclays Bank and without discharging or otherwise affecting the obligations of Barclays Bank hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a) in accordance with the Interest Purchase Agreement (i) modify, amend, supplement or otherwise change, or (ii) waive, extend or otherwise consent to noncompliance with, in whole or in part, any obligations of Sellers under the Interest Purchase Agreement or the Assumed Obligations; or

(b) settle, release, compromise, collect or otherwise liquidate the Assumed Obligations; provided, however, that any such action shall reduce, dollar for dollar, the amount of Assumed Obligations and shall run to the benefit of Barclays Bank to the same extent and effect as upon Barclays.

3. Absolute and Unconditional Assignment and Assumption. The assignment of interests set forth in this Assumption Agreement are irrevocable, absolute and unconditional. Other than any and all defenses available to be raised by Barclays under the Interest Purchase Agreement in respect of the Assumed Obligations (excluding those referenced in (a) through (c) below), Barclays Bank hereby waives and agrees not to assert any defense, setoff, counterclaim or any other circumstance that otherwise might constitute a legal or equitable discharge of Barclays whether arising in connection with or in respect of any of the following or otherwise,

EXHIBIT C - INTEREST PURCHASE AGREEMENT

hereby agrees that, subject to the terms and conditions of this Assumption Agreement, its obligations under this Assumption Agreement are irrevocable, absolute and unconditional and shall not be discharged other than by complete performance and further agrees that, other than any and all defenses available to be raised by Barclays under the Interest Purchase Agreement in respect of the Assumed Obligations (excluding those referenced in (a) through (c) below), the Assumed Obligations shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Assumption Agreement, in each case except as otherwise agreed in writing by Buyer):

(a) the invalidity or unenforceability of any obligation of Barclays under the Interest Purchase Agreement or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any part thereof;

(b) the absence of (i) any attempt to collect any Assumed Obligation or any part thereof from Barclays or other action to enforce the same, or (ii) any action to enforce the Interest Purchase Agreement; or

(c) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Barclays, or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Assumed Obligation (or any interest thereon) in or as a result of any such proceeding, including the case where any payment or performance of any Assumed Obligation by Barclays is recovered from or paid over by or on behalf of Barclays by reason of a fraudulent transfer by Barclays or as a preference in any bankruptcy.

4. Waivers. Except for any applicable notice required to be provided pursuant to the Interest Purchase Agreement, Barclays Bank hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following (but excluding any applicable notice required to be provided pursuant to the Interest Purchase Agreement):

(a) any demand for payment or performance and protest and notice of protest;

(b) any notice of acceptance;

(c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Assumed Obligation becoming immediately due and payable; or

(d) any other notice in respect of any Assumed Obligation or any part thereof, any defense arising by reason of any disability of Barclays or any defense based on the absence or lack of authority of Barclays.

EXHIBIT C - INTEREST PURCHASE AGREEMENT

5. Representations and Warranties. Barclays Bank represents and warrants to Buyer that:

(a) Barclays Bank is a public limited company, validly existing and in good standing under the laws of England and Wales, and has all requisite power and authority necessary to execute and deliver this Assumption Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Barclays Bank of this Assumption Agreement have been approved by all requisite actions, and no other action on the part of Barclays Bank is necessary to authorize the execution, delivery and performance by Barclays Bank of this Assumption Agreement.

(b) This Assumption Agreement has been duly executed and delivered by Barclays Bank and, assuming due authorization, execution and delivery of this Assumption Agreement by Buyer, constitutes legal, valid and binding obligations of Barclays Bank, enforceable against Barclays Bank in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity. Neither the execution and delivery of this Assumption Agreement by Barclays Bank, nor compliance by it with any of the terms or provisions of this Assumption Agreement will (x) conflict with or violate any provision of the Organizational Documents of Barclays Bank, (y) violate any law, judgment, writ, stipulation or injunction of any Governmental Authority applicable to Barclays Bank, or (z) violate or constitute a default under any of the terms, conditions or provisions of any material contract to which Barclays Bank is a party.

Barclays Bank has the financial capacity to pay and perform when due its obligations hereunder and all funds necessary for Barclays Bank to fulfill its obligations under this Assumption Agreement shall remain available to Barclays Bank for so long as this Assumption Agreement shall remain in effect. On the date hereof, Barclays Bank holds a long-term senior unsecured credit rating of Baa3 or higher by Moody’s Investors Service or BBB- or higher by Standard & Poor’s Ratings Services.

6. Buyer’s Exercise of Remedies. No failure on the part of Buyer to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power by Buyer. Each and every right, remedy and power hereby granted to Buyer or allowed it under applicable Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by Buyer at any time or from time to time; provided that it is expressly understood and agreed that Barclays Bank shall not have any liability or obligation under any theory of Law or other agreement to pay the Buyer any amount in excess of the Cap (less any amounts recovered by Buyer from any other Affiliate of Barclays Bank with respect to the Assumed Obligations) and in no event shall the Buyer (either individually or in the aggregate) seek to recover any money damages from Barclays Bank in excess of the Cap (less any amounts recovered by Buyer from any other Affiliate of Barclays Bank with respect to the Assumed Obligations).

EXHIBIT C - INTEREST PURCHASE AGREEMENT

7. Termination. This Assumption Agreement is a continuing assumption and shall be binding upon Barclays Bank until all the Assumed Obligations have been satisfied and/or paid in full (it being acknowledged and agreed that such Assumed Obligations are limited to the Cap (less any amounts referred to in the parenthetical at the end of Section 6) and that this Assumption Agreement shall automatically terminate upon the earlier of (i) payment by Barclays Bank of amounts in the aggregate equal to the Cap (less any amounts referred to in the parenthetical at the end of Section 6), and (ii) the date on which Barclays’ indemnification obligations lapse under Article 12 of the Interest Purchase Agreement).

8. Amendments and Waivers. No waiver, modification or amendment of any provisions of this Assumption Agreement shall be effective except pursuant to a written agreement signed by Buyer and Barclays Bank, and then such waiver shall be effective only in the specific instance and for the purpose for which given. This Assumption Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns (subject to the next sentence) of each party hereto. No rights or obligations hereunder shall be assignable (by operation of law or otherwise) by Barclays Bank or Buyer without the prior written consent of the other party hereto, and no assignment shall relieve Barclays Bank of its obligations hereunder.

9. Non-Recourse Provisions. Except as expressly set forth in this Assumption Agreement, notwithstanding the fact that Barclays Bank is a public limited company, by its acceptance of the benefits of this Assumption Agreement, Buyer acknowledges and agrees that, in connection with the Interest Purchase Agreement, this Assumption Agreement and the Contemplated Transactions, other than as to Sellers, neither it nor any Buyer Affiliate has any right of recovery against, and no personal liability shall attach to, any of Barclays Bank’s or Sellers’ former, current or future directors, officers, employees, controlling persons, agents, general or limited partners, managers, members, stockholders, Affiliates (other than Sellers) or assignees, or any former, current or future directors, officers, employees, controlling persons, agents, general or limited partners, managers, members, stockholders, Affiliates (other than Sellers) or assignees of any of the foregoing (collectively, but not including Sellers, each a “Non-Recourse Party”) through Sellers or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Seller against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from Barclays Bank under and to the extent provided in this Assumption Agreement and subject to the limitations described herein. Buyer further agrees and acknowledges that, except as set forth in the Interest Purchase Agreement, recourse against Barclays Bank under and pursuant to the terms of this Assumption Agreement shall be the sole and exclusive remedy of Buyer and its Affiliates against Barclays Bank and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Interest Purchase Agreement, this Assumption Agreement or the Contemplated Transactions prior to Closing, including by piercing of the corporate veil or by or through a claim by or on behalf of Sellers. Buyer hereby covenants and

EXHIBIT C - INTEREST PURCHASE AGREEMENT

agrees that it shall not institute, and it shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Interest Purchase Agreement or the Contemplated Transactions, against Barclays Bank or any Non-Recourse Party except for claims against Barclays Bank under this Assumption Agreement and any other Assumption Agreement entered into by Barclays Bank in connection with the Interest Purchase Agreement. Nothing set forth in this Assumption Agreement shall affect or be construed to affect any liability of Sellers to Buyer or shall confer or give or be construed to confer or give to any Person other than Buyer (which for the purposes of this Section 9 shall include any person acting in a representative capacity) any rights or remedies against Sellers or any Non-Recourse Party, including Barclays Bank, except as expressly set forth herein, or with respect to Sellers, as set forth in the Interest Purchase Agreement. In no event shall the execution and delivery of this Assumption Agreement or the Interest Purchase Agreement be deemed to be an agreement by Barclays Bank to be liable for any obligations arising pursuant to such adversary proceeding.

10. No Third Party Beneficiaries. Except as provided in Section 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Assumption Agreement, and this Assumption Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

11. Miscellaneous.

(a) This Assumption Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original.

(b) This Assumption Agreement shall be treated as confidential by Buyer and is being provided to the Buyer solely in connection with the Interest Purchase Agreement. This Assumption Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Barclays Bank; provided, that no such written consent is required for any disclosure by Buyer or its Affiliates of the existence or terms of this Assumption Agreement to the extent Buyer or its Affiliates reasonably determine, after consultation with counsel, that such disclosure (including the filing of this Assumption Agreement as an exhibit to a filing with the SEC) is required by applicable Law, the applicable rules of any national securities exchange or if requested or required by any governmental authority or in connection with any SEC filing relating to the Contemplated Transactions.

(c) This Assumption Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction).

EXHIBIT C - INTEREST PURCHASE AGREEMENT

(d) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Assumption Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Assumption Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts (and the appropriate appellate courts), agrees that it will not bring any Proceeding relating to this Assumption Agreement or the Contemplated Transactions in any court other than the aforesaid courts and waives any objection to venue laid therein. Process in any such Proceeding may be served on any party hereto anywhere in the world, whether within or without the State of Delaware.

(e) Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Assumption Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 11(f), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper, or (iii) this Assumption Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f) All notices, requests, claims, demands, consents and other communications hereunder shall be given by the means specified in the Interest Purchase Agreement (and shall be deemed given as specified therein), as follows:

If to Barclays Bank:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Attention: Michael Keegan

with a copy (which shall not constitute notice) to:

Barclays Bank PLC

745 Seventh Avenue

EXHIBIT C - INTEREST PURCHASE AGREEMENT

New York, New York 10019

Facsimile No.: (212) 520-0315

Attention: David Sawyer

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: (212) 455-2502

Attention: Peter Pantaleo

Patrick J. Naughton

If to Barclays, to Barclays as provided in the Interest Purchase Agreement.

If to Buyer, to [            ] as provided in the Interest Purchase Agreement.

(g) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS ASSUMPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11(g)) AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ASSUMPTION AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Assumption Agreement may be filed as a written consent to a trial by the court.

EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

[Signature Pages Follow]

EXHIBIT C - INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed and delivered this Assumption Agreement as of the day first written above.

BARCLAYS BANK PLC, a
public limited company under the laws of England and Wales

By
Name:
Title:

BIH ASN LLC, a Delaware limited liability company

By
Name:
Title:

ARCHSTONE EQUITY HOLDINGS INC., a Delaware corporation

By
Name:
Title:

EXHIBIT C - INTEREST PURCHASE AGREEMENT

[BUYER]

By
Name:
Title:

EXHIBIT C - INTEREST PURCHASE AGREEMENT